Exhibit 99b

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

dated as of February 16, 2006

by and among

CACI INTERNATIONAL INC,

CACI, INC. - FEDERAL,

CACI ACQUISITION, INC.,

INFORMATION SYSTEMS SUPPORT, INC.,

YOUNG YONG LEE, AE KYUNG LEE,

JACK A. GARSON, as Voting Trustee.

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

Table of Contents

Article 1	Certain Matters of Construction and Definitions	9
1.1	Construction and Definitions	9
Article 2	The Purchase And Sale of Assets	10
2.1	Purchase and Sale of Assets	10
2.2	Purchase Price	10
2.2.1	Payment of Purchase Price	10
2.2.2	Post-Closing Adjustments to Purchase Price	10
2.2.2.1	Preparation of Closing Balance Sheet	10
2.2.2.2	Review of Closing Balance Sheet	10
2.2.2.3	Disputes	11
2.2.2.4	Final Closing Balance Sheet	12
2.2.2.5	Adjustments to the Purchase Price	12
2.3	The Closing and Instruments of Transfer and Assumption	12
2.3.1	The Closing	12
2.3.2	Instruments of Transfer and Assumption	12
2.3.3	Additional Closing Documents	13
Article 3	Representations and Warranties of The Company, Stockholders and Voting Trustee	14
3.1	Corporate Status of the Company	14
3.2	Capital Stock	14
3.2.1	Authorized Stock of the Company	14
3.2.2	Options and Convertible Securities of the Company	15
3.3	No Subsidiaries	15
3.4	Authority for Agreement; Noncontravention	15
3.4.1	Authority	15
3.4.2	No Conflict	15
3.5	Financial Statements	16
3.6	Absence of Material Adverse Changes	16
3.7	Absence of Undisclosed Liabilities	16
3.8	Compliance with Applicable Laws, Organizational Documents	17
3.9	Litigation and Audits	17
3.10	Tax Matters	17
3.10.1	Filing of Returns	17
3.10.2	Payment of Taxes	17
3.10.3	Withholding	18
3.10.4	Assessments	18
3.10.5	Access to Returns	18
3.10.6	S Corporation Status	18
3.10.7	Miscellaneous Items	18
3.10.8	No Tax Sharing Agreement	19

3.10.9	Unclaimed Property	19
3.10.10	German Taxes	19
3.11	Employee Benefit Plans	19
3.11.1	List of Plans	19
3.11.2	ERISA	19
3.11.3	Plan Determinations	20
3.11.4	Funding	20
3.11.5	Welfare Plans	21
3.12	Employment-Related Matters	21
3.12.1	Labor Relations	21
3.12.2	Employee List	21
3.13	Environmental	21
3.13.1	Environmental Laws	21
3.13.2	Environmental Claims	22
3.13.3	No Basis for Claims	22
3.13.4	Disclosure of Information	22
3.13.5	Encumbrances	22
3.13.6	Transportation of Materials of Environmental Concern	22
3.14	No Broker’s or Finder’s Fees	22
3.15	Assets Other Than Real Property	23
3.15.1	Title	23
3.15.2	Purchased Assets	23
3.15.3	Accounts Receivable	23
3.15.4	Condition	23
3.16	Real Property	24
3.16.1	Company Real Property	24
3.16.2	Company Leases	24
3.16.3	Condition	24
3.17	Agreements, Contracts and Commitments	24
3.17.1	Company Agreements	24
3.17.2	Validity	26
3.17.3	Third-Party Consents	26
3.18	Intellectual Property	26
3.18.1	Right to Intellectual Property	26
3.18.2	No Conflict	27
3.18.3	Employee Agreements	28
3.19	Insurance Contracts	28
3.20	Banking Relationships	28
3.21	No Contingent Liabilities	28
3.22	Absence of Certain Relationships	28
3.23	Foreign Corrupt Practices	29
3.24	Government Contracts	29
3.24.1	Generally	29
3.24.2	Bids and Awards	29
3.24.3	Compliance with Law and Regulation and Contractual Terms; Inspection and Certification	29
3.24.4	Disputes, Claims and Litigation	30
3.24.5	Sanctions	31
3.24.6	Terminations	31
3.24.7	Within the Scope	31
3.24.8	Assignments	32

3.24.9	Property	32
3.24.10	DCAA Audits	32
3.24.11	National Security Obligations	32
3.24.12	Facility Security Clearances	32
3.24.13	Credentials	32
3.24.14	Export Compliance	33
3.24.15	No Contingent Fees	33
3.25	UAR Plan	33
3.25.1	Participants	33
3.25.2	Consummation of Closing	33
3.26	Entire Business	33
3.27	Cumulative Exceptions	33
Article 4	Representations and Warranties of Parent, Federal and Purchaser	33
4.1	Corporate Status of Parent, Federal and Purchaser	33
4.2	Authority for Agreement; Noncontravention	34
4.2.1	Authority of Parent	34
4.2.2	No Conflict	34
4.3	SEC Reports and Registration Statements	34
4.4	No Broker’s or Finder’s Fees	35
4.5	No Outside Reliance	35
4.6	Financing	35
4.7	Certain Acknowledgments	35
Article 5	Conduct Prior to the Closing	35
5.1	Conduct of Company’s Business	35
5.2	Conduct of Parent’s Business	38
Article 6	Additional Agreements	38
6.1	Exclusivity	38
6.2	Expenses	38
6.2.1	General	38
6.2.2	Certain Expenses	38
6.3	Indemnification	38
6.3.1	Indemnification of Parent Indemnified Parties	38
6.3.2	Indemnification of Company Indemnified Parties	39
6.3.3	Claims for Indemnification	39
6.3.4	Defense by Indemnifying Party	39
6.3.5	Limitation on Liability for Indemnity	40
6.3.5.1	Parent Indemnity Deductible	40
6.3.5.2	Certain Caps on Indemnification Liability	41
6.3.5.3	Covered Matters	41
6.3.5.4	Certain Limitations on Indemnification Liability for Excluded Liabilities	41
6.3.6	Indemnification Claim Periods	41
6.3.6.1	Second Anniversary of Closing Date	41
6.3.6.2	Statute of Limitations	42
6.3.6.3	Fourth Anniversary of Closing Date	42
6.3.7	Subrogation	42
6.3.8	Exclusive Remedies	42
6.3.9	No Double Recovery	42
6.3.10	Limitation of Liability of Voting Trustee	42

6.3.11	Treatment of Indemnity Payments Between the Parties	43
6.3.12	Limitation of Liability of Company Representative	43
6.3.13	Mitigation	43
6.4	Access and Information	43
6.5	Public Disclosure and Confidentiality	43
6.6	Further Assurances	43
6.6.1	Generally	43
6.6.2	Novation of the Company Contracts	44
6.7	Tax Matters	44
6.7.1	Purchase Price Allocation	44
6.7.2	Wage Reporting	45
6.7.3	Cooperation on Tax Matters	45
6.7.4	Certain Taxes	45
6.8	UAR Plan	45
6.9	Regulatory Filings	45
6.10	Exchange Information	46
6.11	Notification	46
6.12	Accounts Receivable	46
6.13	Change of Name	47
6.14	Preservation of Goodwill	47
6.15	Employees	47
6.15.1	General	47
6.15.2	Employee Benefits	47
6.15.3	Company 401(k) Plans	47
6.15.4	Cooperation	48
6.15.5	Limitation on Divestiture	48
6.16	Assistance in Preparation of Financial Statements	48
6.17	Additional Actions	48
6.18	Cooperation	48
Article 7	Conditions Precedent	49
7.1	Conditions Precedent to the Obligations of Each Party	49
7.1.1	No Illegality	49
7.1.2	Government Consents	49
7.1.3	No Injunction	49
7.1.4	Escrow Agreement	49
7.1.5	Subcontract Agreement	49
7.1.6	Transition Services Agreement	49
7.2	Conditions Precedent to Obligation of Parent, Federal and Purchaser to Consummate the Closing	49
7.2.1	Representations and Warranties	49
7.2.2	Agreements and Covenants	50
7.2.3	Legal Opinion	50
7.2.4	Closing Documents	50
7.2.5	Third-Party Consents	50
7.2.6	Employment Agreements	50
7.2.7	Non-Compete, Non-Solitation and Non-Disturbance Agreement	50

7.2.8	UAR Plan Releases	50
7.2.9	Administrative Compliance Agreement	51
7.2.10	Company Contracts	51
7.2.11	Material Adverse Effect	51
7.2.12	Lease Amendment and Assignment and Assumption of Lease	51
7.2.13	Updated Employee List	51
7.2.14	Non-Foreign Affidavit	51
7.2.15	Consulting Agreement	51
7.2.16	Company Receivables	51
7.3	Conditions to Obligations of the Company and the Stockholders to Consummate the Closing	51
7.3.1	Representations and Warranties	51
7.3.2	Agreements and Covenants	52
7.3.3	Legal Opinion	52
7.3.4	Closing Documents	52
7.3.5	Lease Amendment and Assignment and Assumption of Lease	52
7.3.6	Payment of Purchase Price	52
Article 8	Survival of Representations and Covenants	52
8.1	The Company’s, Stockholders’ and Voting Trustee’s Representations and Covenants	52
8.2	Parent’s, Federal’s and Purchaser’s Representations and Covenants	53
Article 9	Other Provisions	53
9.1	Termination	53
9.1.1	Termination Events	53
9.1.2	Effect of Termination	54
9.2	Intentionally Blank	54
9.3	Notices	54
9.4	Entire Agreement	56
9.5	Assignability	56
9.6	Validity	57
9.7	Specific Performance	57
9.8	Joint and Several Liability	57
9.9	U.S. Currency	57
9.10	Governing Law	57
9.11	Counterparts	57
9.12	Waiver	57
9.13	Bulk Transfer Laws	57
9.14	WAIVER OF TRIAL BY JURY	58

Schedules

1	Certain Matters of Construction and Definitions
1.3.1	Covered Matters
3.1	Qualified Jurisdictions
3.4.2	No Conflicts

3.5	Financial Statements
3.6	Absence of Material Adverse Changes
3.7	Absence of Undisclosed Liabilities
3.8	Compliance with Applicable Laws, Organization Documents
3.9	Litigation and Audits
3.10.1	Filing of Returns
3.10.2	Payment of Taxes
3.10.3	Withholding
3.10.4	Assessments
3.10.7	Certain Acquisitions
3.11.1	Company Plans
3.11.2	ERISA
3.11.4	Company Plan Funding
3.12.1	Labor Relations
3.12.2	Employees
3.13.2	Environmental Claims
3.13.3	No Basis For Claims
3.13.6	Transportation of Materials of Environmental Concern
3.14	Broker’s or Finder’s Fees
3.15.1	Title
3.15.2	Accounts Receivable
3.16.2	Company Leases
3.17.1	Company Agreements
3.17.2	Validity
3.17.3	Third Party Consents
3.18.1	Right to Intellectual Property
3.18.2	No Conflict
3.18.3	Employee Agreements
3.19	Insurance Contracts
3.20	Banking Relationships
3.22	Absence of Certain Relationships
3.23	Administration Compliance Agreement
3.24.1	Government Contracts
3.24.3	Compliance with Law
3.24.4	Disputes, Claims and Litigation
3.24.5	Sanctions
3.24.6	Terminations
3.24.7	Within the Scope
3.24.8	Assignments
3.24.12	Facility Security Clearances
3.24.13	Export Compliance
3.25	UAR Plan Participants
5.1	Conduct of Company’s Business
7.2.5	Third Party Consents
7.2.7	Non-Compete, Non-Solicitation and Non-Disturbance Agreements
7.2.10	Company Contracts

Exhibits

A	Escrow Agreement
B	Form of Legal Opinion of Counsel to the Company and Stockholders
C	Form of Employment Agreements
D-1	Lease Amendment
D-2	Assignment and Assumption of Lease
E	Form of Legal Opinion of Counsel to Parent, Federal and Purchaser
F	Subcontract Agreement
G	Transition Services Agreement
H	Company Non-Compete, Non-Solicitation and Non-Disturbance Agreement

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement, dated as of February 16, 2006, is by and among CACI International Inc, a Delaware corporation (“Parent”), CACI, INC.-FEDERAL, a Delaware corporation and wholly owned subsidiary of Parent (“Federal”), CACI Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Federal (“Purchaser”), Information Systems Support, Inc., a Maryland corporation (the “Company”), Ae Kyung Lee (“A. Lee”), Young Yong Lee (“Y. Lee”) (A. Lee and Y. Lee, each a “Stockholder” and collectively, “Stockholders”), and Jack A. Garson, as Voting Trustee (“Voting Trustee”) for the limited purpose of making the representations and warranties contained in Sections 3.2.1(b) and 3.4.1(b), amends and restates in its entirety the Asset Purchase Agreement, dated as of December 22, 2005 (“Original Agreement”), by and among Parent, Federal, Purchaser, Company, the Stockholders and the Voting Trustee.

RECITALS

R.1 The Company’s Business includes the provision of information technology, communications and logistics support primarily, although not exclusively, to the United States Government and other Governmental Entities.

R.2 A. Lee and Y. Lee, respectively, own 90 shares (or 9%) and 910 shares (or 91%) of the Company’s outstanding common stock, no par value (the “Common Stock”). To the extent provided in the Voting Trust Agreement, the Voting Trustee owns of record the above-referenced 910 Shares beneficially owned by Y. Lee.

R.3 Purchaser desires to purchase substantially all of the assets and assume certain liabilities related to the Business and the Company desires to sell such assets and assign such liabilities to Purchaser.

R.4 The respective boards of directors of the Company, Parent, Federal and Purchaser have determined that it is advisable that (a) the Company sell and assign and that Purchaser purchase and assume the above-referenced assets and liabilities, respectively, and (b), in connection therewith, to consummate certain other transactions (collectively with such sale and purchase of the assets and assignment and assumption of liabilities, the “Transactions”), all on the terms and conditions set forth herein.

R.5 The Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

Certain Matters of Construction and Definitions

1.1 Construction and Definitions. Certain matters of construction of this Agreement and the definition of capitalized terms used herein but not otherwise defined in Articles 1 through 9 are set forth in Schedule 1.

Article 2

The Purchase and Sale of Assets

2.1 Purchase and Sale of Assets. Upon and subject to the terms and conditions set forth in this Agreement, at the closing of the Transactions (the “Closing”), (a) the Company shall sell, transfer, convey or assign and deliver to Purchaser, and Purchaser shall purchase and acquire from the Company, all right, title and interest in, under and to the Purchased Assets, in each case, free and clear of any and all Encumbrances, except Permitted Encumbrances and to the extent novations are required as described in Section 6.6.2 (“Novations”); and (b) Purchaser shall agree to assume and perform when and as they become due after the Closing the Assumed Liabilities. Notwithstanding the foregoing, no interest of the Company in or to the Excluded Assets is being sold, transferred, conveyed or assigned to Purchaser under this Agreement.

2.2 Purchase Price. On the terms and conditions set forth in this Agreement, as full consideration for the Purchased Assets, Purchaser shall pay the sum of $145,000,000, as adjusted and as otherwise provided herein (the “Purchase Price”):

2.2.1 Payment of Purchase Price.

(a) The Purchase Price sum of $145,000,000, less (i) the $7,250,000 to be delivered to the Escrow Agent pursuant to Section 2.2.1(b) (the “Escrow Payment”) and (ii) the amounts paid pursuant to Section 6.2.2, shall be paid at Closing to the Company.

(b) For the purpose of securing the Company’s and Stockholders’ obligations pursuant to Section 6.3, the Escrow Payment shall be delivered at Closing to the Escrow Agent by wire transfer to an account to be designated and administered by the Escrow Agent pursuant to the Escrow Agreement (the “Escrow”).

(c) Purchase Price payments made pursuant to Section 2.2.1(a) will be paid in immediately available funds by wire transfer to one or more of the accounts designated by the Company Representative.

2.2.2 Post-Closing Adjustments to Purchase Price.

2.2.2.1 Preparation of Closing Balance Sheet. As soon as reasonably possible after the Closing Date (but not later than 120 days thereafter), the Company shall prepare or cause to be prepared and shall deliver to Purchaser the unaudited balance sheet of the Purchased Assets and Assumed Liabilities as of immediately before the Effective Time (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the Audited Balance Sheet.

2.2.2.2 Review of Closing Balance Sheet. Purchaser, upon receipt of the Closing Balance Sheet, shall (a) review the Closing Balance Sheet and (b) to the extent it may deem necessary, make reasonable inquiry of the Company and its accountants (if any are used), related to the preparation of the Closing Balance Sheet. Purchaser and its advisors shall have full access upon prior notice and during normal business hours to the books, papers and records of the Business and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet in connection with such inquiry. The Closing Balance Sheet shall be final, binding and conclusive upon, and deemed accepted by, the Parties unless Purchaser shall have notified the Company Representative of any Purchaser objections thereto within 30 days after receipt of the Closing Balance Sheet (“Purchaser Objection”).

2.2.2.3 Disputes. If a Purchaser Objection occurs, the Company Representative shall have 20 days to review and respond to the Purchaser Objection, and Purchaser and the Company Representative shall attempt to resolve the differences underlying the Purchaser Objection within 20 days following completion of the Company Representative’s review of the Purchaser Objection. Disputes between Purchaser and the Company Representative which are not resolved by them within such 20-day period shall be referred no later than such 20 day for decision to an independent accounting firm of national reputation mutually acceptable to Purchaser and Company Representative (which firm shall not be (a) any independent public accountant which has a business relationship with Parent or Parent’s Affiliates or (b) the independent public accountant of Company) (the “Auditor”), which shall act as arbitrator of such dispute in accordance with this Section 2.2.2.3. If Purchaser and the Company Representative cannot agree upon the selection of the Auditor within five Business Days, Grant Thornton LLP shall serve as the Auditor hereunder. Purchaser and Company Representative each agree to execute a reasonable engagement letter proposed by the Auditor. The Auditor shall prescribe procedures for resolving the disputed items and in all events shall make a written determination, with respect to the disputed items only, whether and to what extent, if any, the items in dispute on the Closing Balance Sheet need adjustment (the “Determination”). The Determination shall be based solely on presentations of such disputed items by Company Representative and Purchaser to the Auditor and not the Auditor’s independent review; provided that such presentations shall be deemed to include any work papers, records, accountants or similar materials delivered to the Auditor in connection with such presentations and any materials delivered in response to Auditor’s requests. Each of Purchaser and Company Representative shall use its reasonable best efforts to make its presentations as promptly as practicable following submission to the Auditor of the disputed items, and each party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions or requests of the Auditor. Purchaser and Company Representative shall instruct the Auditor to deliver the Determination to Purchaser and Company Representative within 60 days after the date on which the disputed items are referred to the Auditor. In deciding any matter hereunder, the Auditor (a) may not assign a value to any disputed item greater than the greatest value for such item claimed by Purchaser or Company Representative or less than the smallest value for such disputed item claimed by Purchaser or Company Representative, and (b) shall be bound by the terms and conditions set forth in this Agreement, including this Section 2.2.2.3 and the definition of Net Assets contained herein. In the absence of fraud or manifest error, the Determination shall be final, conclusive and binding upon the Parties. The fees and disbursements of the Auditor shall be allocated equally between Purchaser on one hand and the Company on the other hand. Purchaser and the Company Representative shall make readily available to the Auditor all relevant information, books and records and any work papers, schedules and calculations relating to the Closing Balance Sheet and all other items reasonably requested by the Auditor, and the Auditor shall be required to maintain the confidentiality of the information and documents received by the Auditor hereunder.

2.2.2.4 Final Closing Balance Sheet. The Closing Balance Sheet shall become final, conclusive and binding upon the Parties upon the earliest of (a) Purchaser’s failure to provide a Purchaser Objection within the period permitted under Section 2.2.2.2, (b) the agreement between Purchaser and the Company Representative with respect thereto, and (c) the decision by the Auditor with respect to any disputes under Section 2.2.2.3. The Closing Balance Sheet (a) as submitted to Purchaser with its failure to provide a Purchaser Objection within the period permitted under Section 2.2.2.3, (b) as adjusted pursuant to the agreement of Purchaser and Company Representative or (c) the decision of the Auditor, shall constitute the final, conclusive and binding Closing Balance Sheet referred to herein as the “Final Closing Balance Sheet.”

2.2.2.5 Adjustments to the Purchase Price. As soon as practicable (but not more than five Business Days) after the date on which the Final Closing Balance Sheet shall have been determined in accordance with this Section 2.2.2, (a) the Company and Company Representative shall pay to Purchaser, in immediately available funds, the amount, if any, by which the Net Assets as reflected on the Final Closing Balance Sheet are less than $25,000,000, which shall constitute an immediate decrease of the Purchase Price in such amount, (b) as the case may be, Purchaser shall pay to the Company Representative, in immediately available funds, the amount, if any, by which the Net Assets as reflected on the Final Closing Balance Sheet are greater than $25,000,000, which shall constitute an immediate increase of the Purchase Price in such amount.

2.3 The Closing and Instruments of Transfer and Assumption.

2.3.1 The Closing. Subject to the satisfaction (or waiver) of all of the conditions precedent to the obligations of the Parties to consummate the Closing set forth in Article 7 (the “Closing Conditions”), the Closing shall take place at the Parent’s offices located at 1100 North Glebe Road, Arlington, Virginia, 22201, commencing at 9 a.m. local time (a) on January 31, 2006, or (b) if the Closing Conditions have not been satisfied in full (or waived) by such date, on such other date that is the first Business Day after the date on which all of the Closing Conditions (other than such conditions to be satisfied on the Closing Date) are satisfied (or waived) or (c) on such other date as the Parties may agree after the satisfaction (or waiver) of all the Closing Conditions (the date of Closing, being the “Closing Date”). Notwithstanding anything herein to the contrary, if the Closing occurs, all of the Transactions shall be deemed to have occurred concurrently and retroactively, for all purposes, as of 12:01 a.m. on the first day after the Closing Date (the “Effective Time”).

2.3.2 Instruments of Transfer and Assumption. The Company shall effect the transfer of the Purchased Assets to Purchaser at the Closing by such bills of sale, assignments and other instruments of transfer as Purchaser or its counsel and the Company or its counsel mutually deem reasonably necessary or appropriate to transfer to Purchaser full legal and beneficial title to the Purchased Assets free and clear of all Encumbrances except the Permitted Encumbrances, Assumed Liabilities and Novations. All of such transfer documents shall contain appropriate and customary warranties and covenants of title and shall be in form and substance reasonably acceptable to Purchaser and its counsel and the Company and its counsel. The Company shall also effect the transfer of the Assumed Liabilities to and assumption by Purchaser at the Closing by such assignments, assumptions and other instruments of assignment, assumption and transfer as Purchaser or its counsel and the Company or its counsel mutually deem reasonably necessary or appropriate to transfer full legal to and beneficial obligation of the Assumed Liabilities.

2.3.3 Additional Closing Documents.

(a) Concurrently with the execution of this Agreement, the Company shall execute and deliver:

(i) the Escrow Agreement pursuant to Section 7.1.4;

(ii) the Subcontract pursuant to Section 7.1.5;

(iii) the Transition Services Agreement pursuant to Section 7.1.6;

(iv) a Non-Compete, Non-Solicitation and Non-Disturbance Agreement pursuant to Section 7.2.7; and

(v) the Assignment and Assumption of Lease pursuant to Section 7.2.12.

(b) At the Closing, the Company shall:

(i) execute and deliver:

(1) the Non-Foreign Affidavit pursuant to Section 7.2.14; and

(2) the Consulting Agreement pursuant to Section 7.2.15; and

(ii) deliver the documents referenced in Sections 7.2.4, 7.2.10, and 7.2.13.

(c) Concurrently with the execution of this Agreement, Purchaser shall execute and deliver:

(i) the Escrow Agreement pursuant to Section 7.1.4;

(ii) the Subcontract pursuant to Section 7.1.5;

(iii) the Transition Services Agreement pursuant to Section 7.1.6; and

(iv) the Assignment and Assumption of Lease and the Lease Amendment pursuant to Section 7.3.5.

(d) Concurrently with the execution of this Agreement, each Stockholder shall:

(i) execute and deliver a Non-Compete, Non-Solicitation and Non-Disturbance Agreement pursuant to Section 7.2.8; and

(ii) cause T&A to execute and deliver the Assignment and Assumption of Lease and Lease Amendment pursuant to Section 7.2.12.

(e) At the Closing, each Stockholder will execute and deliver the Company Representative Agreement pursuant to Section 7.2.15.

(f) At the Closing, each Stockholder and the Company shall cause Company Representative to execute and deliver the Company Representative Agreement pursuant to Section 7.2.15.

Article 3

Representations and Warranties of the Company, Stockholders and Voting Trustee

Subject to Section 4.7(d) and 4.7(e), the Company, each of the Stockholders, jointly and severally, and solely in respect of Sections 3.2.1(b) and 3.4.1(b), the Voting Trustee represent and warrant to Parent, Federal and Purchaser as of the date of the Original Agreement (except for those representations and warranties which specifically address matters as of a particular date) as follows:

3.1 Corporate Status of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with the requisite corporate power to own, operate and lease its properties and to carry on its Business as currently being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification, respectively, necessary, except where failure to be so qualified would not have a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1.

3.2 Capital Stock.

3.2.1 Authorized Stock of the Company.

(a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. All of the outstanding Common Stock has been duly authorized and validly issued, was not issued in violation of any Person’s preemptive rights, and are fully paid and nonassessable. Y. Lee beneficially owns 910 shares of Common Stock and such Common Stock is held of record by the Voting Trustee pursuant to the Voting Trust Agreement. A. Lee owns of record and beneficially 90 shares of Common Stock. The above-mentioned 910 shares of Common Stock beneficially owned by Y. Lee and owned of record by the Voting Trustee and the 90 shares of Common Stock owned of record and beneficially by A. Lee constitute all of the Common Stock and all of the Company’s outstanding capital stock.

(b) Solely to the extent set forth in the Voting Trust Agreement, the Voting Trustee owns of record the 910 Shares beneficially owned by Y. Lee, as referenced in Section 3.2.1(a), and the Voting Trustee otherwise has no right, title or interest in or to such 910 Shares.

3.2.2 Options and Convertible Securities of the Company. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of any of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any Common Stock or other capital stock of the Company. Since December 31, 2002, the Company has not issued, sold or otherwise disposed of any of its capital stock. Except for the Voting Trust Agreement and this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any Stockholder is a party with respect to the Common Stock, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding Common Stock or other equity securities of the Company.

3.3 No Subsidiaries. The Company does not have any Subsidiaries and does not otherwise own, except for Excluded Assets, or have a contractual right or obligation to acquire, any capital stock or other securities of any Person.

3.4 Authority for Agreement; Noncontravention.

3.4.1 Authority.

(a) The Company has the corporate power and authority to enter into and deliver this Agreement and to consummate the Transactions to the extent of its obligations hereunder. Each Stockholder has full power and authority to enter into and deliver this Agreement and perform this Agreement and to consummate the Transactions to the extent of his or her obligations hereunder. The execution and delivery of this Agreement by the Company and its consummation of the Transactions, to the extent of its obligations hereunder, have been duly and validly authorized by the Company’s board of directors (the “Company Board”), Stockholders and the Voting Trustee and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions, to the extent of its obligations hereunder. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be executed by the Company and Stockholders have been, or with respect to such other agreements will be, duly executed and delivered by the Company and Stockholders and constitute valid and binding obligations of the Company and Stockholders enforceable against the Company and Stockholders in accordance with their terms.

(b) The Voting Trustee has full power and authority to enter into and deliver this Agreement and, to the extent of his obligations hereunder, to consummate the Transactions, and this Agreement has been duly executed and delivered by the Voting Trustee and constitutes the valid and binding obligations of the Voting Trustee, enforceable against the Voting Trustee in accordance with its terms.

3.4.2 No Conflict. Except as set forth on Schedule 3.4.2, neither the execution and delivery of this Agreement or the other agreements contemplated hereby to be signed by the Company, Stockholders and the Voting Trustee, nor the performance by the Company, Stockholders and the Voting Trustee of their respective obligations hereunder or thereunder, nor the consummation by the Company, Stockholders and the Voting Trustee of the Transactions, to the extent of their respective obligations hereunder or thereunder, will (a) conflict with or result in a violation of any provision of the Company’s articles of incorporation or by-laws (collectively, “Organizational Documents”), (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company is a party or by which it or any of its assets or properties is bound or which is applicable to it or any of its assets or properties. Except as set forth on Schedule 3.4.2 and for the Novations, no authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement or any of the other agreements contemplated hereby to be signed by the Company, Stockholders or the Voting Trustee or, except for HRS Act filings, for the consummation of the Transactions by the Company, Stockholders and the Voting Trustee.

3.5 Financial Statements. Schedule 3.5 sets forth the balance sheets of the Company as of December 31, 2004 and the statements of income, changes in equity, and cash flow of the Company for the year then ended, as audited by Goodman & Company, LLP, certified public accountants (the “Audited Balance Sheet”), and the unaudited balance sheet of the Company as of September 30, 2005 (the “Balance Sheet Date”) and statements of income, changes in equity, and cash flow for the nine-month period then ended, as reviewed by Goodman & Company, LLP, and such balance sheets and statements of operations, changes in equity, and cash flow are accurate and complete. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Company Financial Statements,” and the Company’s balance sheet as of September 30, 2005 is referred to herein as the “Company Balance Sheet.” Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the statements of income, changes in equity, and cash flow, as the case may be, of the Company for the periods therein set forth, in each case in accordance with GAAP subject, in the case of the nine-month period ended on September 30, 2005, to normal year-end adjustments (all except as otherwise stated therein).

3.6 Absence of Material Adverse Changes. Except as set forth on Schedule 3.6, since the Balance Sheet Date, the Company has not suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Company Material Adverse Effect. Except for cash dividends or other cash distributions in respect of the Common Stock not exceeding $11,000,000, since the Balance Sheet Date, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any Common Stock or other capital stock of the Company, or any commitment relating to any of the foregoing.

3.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7,

the Company has no material liabilities or obligations, fixed, accrued, contingent or otherwise (collectively, “Liabilities”), that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Company Financial Statements, except (a) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, including Liabilities under any Company Contract or Company Engagement, none of which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, (b) Liabilities permitted or contemplated by this Agreement, and (c) Liabilities expressly disclosed in Schedule 3.7.

3.8 Compliance with Applicable Laws, Organizational Documents. The Company has all requisite licenses, permits and certificates from all Governmental Entities (collectively, “Permits”) necessary to conduct its Business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, except as set forth on Schedule 3.8 and except for any Permits the absence of which, in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. All of the Company’s Permits are in full force and effect. The Company is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Company’s Knowledge and Stockholders’ Knowledge, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. Except as set forth on Schedule 3.8, the Business has not been since December 31, 1999, and is not currently being conducted in violation of any Applicable Laws, Permits or other authorizations of any Governmental Entity. The Company is not in default or violation of any provision of its Organizational Documents.

3.9 Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 3.9 or 3.10, (a) the Company has received no notice that there is any investigation by any Governmental Entity with respect to the Company pending and, to the Company’s Knowledge and Stockholders’ Knowledge, no such investigation has been threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Company’s Knowledge and Stockholders’ Knowledge, threatened against or involving the Company, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company.

3.10 Tax Matters.

3.10.1 Filing of Returns. Except as set forth on Schedule 3.10.1, the Company has prepared and filed on a timely basis with all appropriate Governmental Entities all material returns in respect of Taxes that the Company is required to file on or prior to the Closing, and all such returns are correct and complete in all material respects. The Company has received no indication in writing from any Governmental Entity that any claim has been made by any Governmental Entity in a jurisdiction (domestic or foreign) where the Company does not file returns in respect of Taxes that the Company is or may be subject to taxation in such jurisdiction.

3.10.2 Payment of Taxes. Except as set forth on Schedule 3.10.2, the Company has paid in full all Taxes due on or before the Closing (as shown as due and owing on all material returns in respect of Taxes that the Company has been required to file on or prior to the Closing) and, in the case of Taxes accruing for the period ending on or before the Closing that are not due on or before the Closing, the Company has made adequate provision in the Company’s books and records and financial statements for such payment. The Company has received no indication from any Governmental Entity that there are any Encumbrances on any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

3.10.3 Withholding. Except as set forth on Schedule 3.10.3, the Company has, including in respect of the UAR Plan, withheld from each payment made or owing to any of its current or former employees, officers, directors, independent contractors, creditors, stockholders, or other third party all amounts required by Applicable Laws to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. All Forms W-2 and 1099 required to be filed have been properly completed and timely filed. Except as set forth in Schedule 3.10.3, the Company has timely paid all amounts required by Applicable Laws to be paid by the Company to any Governmental Entity in respect of taxation of any Stockholder on his or her distributive share of the Company’s income.

3.10.4 Assessments. Except as set forth on Schedule 3.10.4, there are no assessments of the Company with respect to Taxes that have been issued and are outstanding. Except as set forth on Schedule 3.10.4, no Governmental Entity has examined or audited the Company in respect of Taxes. Except as set forth on Schedule 3.10.4, the Company has received no indication in writing from any Governmental Entity (a) indicating an interest to open an audit or review in respect of Taxes, (b) requesting information relating to Tax matters, (c) noticing a deficiency or proposed adjustment for any amount of Taxes proposed, asserted or addressed. Except with respect to the matters set forth on Schedule 3.10.4, the Company has not executed or filed any agreement extending the period of assessment or collection of any Taxes.

3.10.5 Access to Returns. Parent has been provided with a copy of or access to all federal, state, local and foreign income Tax returns filed by the Company since January 1, 1999. Parent has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of the Company by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full, except for immaterial amounts being contested in good faith by the Company.

3.10.6 S Corporation Status. The Company (and any predecessor of the Company) has been a validly electing “S corporation” within the meaning of Code Sections 1361 and 1362 (“S corporation”) at all time since December 31, 2000, and the Company will be an S corporation up to and including the Closing Date.

3.10.7 Miscellaneous Items. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law) and (b) any amount that will not be fully deductible as a result of Code Section 162 (m) (or any provisions of state, local or foreign Tax law). The Company is not and has not been a member of an affiliated group filing a consolidated federal income tax return and has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

3.10.8 No Tax Sharing Agreement. The Company is not and never has been a party to or otherwise bound by any tax sharing agreement or similar agreement.

3.10.9 Unclaimed Property. None of the Purchased Assets constitute unclaimed property under Applicable Laws.

3.10.10 German Taxes. None of Parent, Federal, or Purchaser will suffer any Loss due to the imposition of any Tax, charge, penalty or the like imposed by any Governmental Entity of or in the Federal Republic of Germany in connection with the employment of persons in the Federal Republic of Germany by the Company or any of its Affiliates prior to the Closing Date, except for any Tax which is an Assumed Liability reflected on the face of the Final Closing Balance Sheet.

3.11 Employee Benefit Plans.

3.11.1 List of Plans. Schedule 3.11.1 contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any persons employed by the Company or in which any Person employed by the Company is eligible to participate and which is currently maintained or that was maintained at any time since December 31, 1999, by the Company or any ERISA Affiliate (collectively, the “Company Plans”). The Company has made available to Parent complete copies, as of the date of the Original Agreement, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. The Company has made available to Parent complete copies of current plan summaries, employee booklets, personnel manuals and other material documents concerning the Company Plans that are in the possession of the Company as of the date of the Original Agreement. The Company does not have and has never had any “defined benefit plans” as defined in Section 3(35) of ERISA.

3.11.2 ERISA. Neither the Company nor any ERISA Affiliate of the Company has incurred any “withdrawal liability” calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such Liability. Neither the Company nor any ERISA Affiliate of the Company has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Code Section 4980B or to any state law conversion rights. No plan previously maintained by the Company or its ERISA Affiliates which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Company Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by the Company or its ERISA Affiliates. Except as set forth on Schedule 3.11.2, with respect to all the Company Plans, the Company and every ERISA Affiliate of the

Company is in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and has in all material respects performed all obligations required to be performed by it. Neither the Company nor any ERISA Affiliate of the Company, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any “prohibited transaction” as defined in Code Section 4975 of ERISA which could subject the Company or its Affiliates, directors or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Code Section 4975. Except as set forth on Schedule 3.11.2, neither the Company Plans nor the trusts created thereunder have incurred any “accumulated funding deficiency,” as such term is defined in Code Section 412 and regulations issued thereunder, whether or not waived.

3.11.3 Plan Determinations. Each Company Plan intended to qualify under Code Section 401(a) has been determined by the Internal Revenue Service (“IRS”) to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Code Section 501(a); copies of all determination or opinion letters have been delivered to Parent, and, to the Company’s Knowledge and Stockholders’ Knowledge, nothing has occurred since the date of such determination or opinion letters which might cause the loss of such qualification or exemption. With respect to each Company Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and Applicable Laws have been made.

3.11.4 Funding. Except as set forth on Schedule 3.11.4:

(a) all contributions, premiums or other payments due or required to be made to the Company Plans as of the date of the Original Agreement have been made as of the date of the Original Agreement or are properly reflected on the Company Balance Sheet;

(b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge and Stockholders’ Knowledge, threatened with respect to any Company Plan;

(c) no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Code Section 411(d)(3)) of any Company Plan;

(d) each Company Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law; and

(e) with respect to any Company Plan that is qualified under Code Section 401(k), individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could be subject to any Liability (except Liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have a Company Material Adverse Effect under ERISA, the Code or any other Applicable Laws.

3.11.5 Welfare Plans. None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by Applicable Laws, and neither the Company nor ERISA Affiliate of the Company has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by statute. No Company Plan or employee agreement provides health benefits that are not insured through an insurance contract. Each Company Plan is amendable and terminable unilaterally by the Company at any time without Liability to the Company as a result thereof and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

3.12 Employment-Related Matters.

3.12.1 Labor Relations. Except to the extent set forth on Schedule 3.12.1: (a) the Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Company’s Knowledge and Stockholders’ Knowledge, threatened against or otherwise affecting the Company, and the Company has not experienced the same; (c) the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has the Company planned or announced any such action or program for the future with respect to which the Company has any material liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from the Company to the employees of the Company before the date hereof have been paid or accrued as of the date of the Original Agreement.

3.12.2 Employee List. As of the date of the Original Agreement, the Company has delivered to Purchaser a letter attaching a list containing the name of each employee of the Company and each such employee’s position and starting employment date (“Employee List”). The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim, or, to the Company’s Knowledge and Stockholders’ Knowledge, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company of any of the current officers or employees of, or consultants to, the Company contravenes any agreements or Applicable Laws related to unfair competition, trade secrets or proprietary information.

3.13 Environmental.

3.13.1 Environmental Laws. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) the Company is in compliance with all applicable Environmental Laws in effect on the date of the Original Agreement; (b) the Company has not received any written communication that alleges that the Company is not in compliance in all material respects with all applicable Environmental Laws in effect on the date of the Original Agreement; (c) there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all material Permits and other Governmental Entity authorizations currently held by the Company pursuant to the Environmental Laws are in full force and effect, the Company is in compliance with all of the terms of such Permits and authorizations; and (e) the management, handling, storage, transportation, treatment, and disposal by the Company of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

3.13.2 Environmental Claims. Except as set forth on Schedule 3.13.2, there is no Environmental Claim pending or, to the Company’s Knowledge and Stockholders’ Knowledge, threatened against or involving the Company or against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

3.13.3 No Basis for Claims. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect there are no past or current actions or activities by the Company, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by the Company, that could reasonably form the basis of any Environmental Claim against the Company or against any Person whose liability for any Environmental Claim the Company may have retained or assumed either contractually or by operation of law, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, whether caused by the Company or not related to the premises at any time occupied by the Company. Without limiting the generality of the foregoing, except as set forth on Schedule 3.13.3, the Company has not received any notices, demands, requests for information, investigations pertaining to compliance with or Liability under Environmental Law or Materials of Environmental Concern, nor, to the Company’s Knowledge and Stockholders’ Knowledge, are any such notices, demands, requests for information or investigations threatened.

3.13.4 Disclosure of Information. The Company has made, and during the Pre- Closing Period will continue to make, available to Parent, Federal and Purchaser all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern pertaining to the Company or any property or facility currently or previously owned, leased or operated by the Company that are in the possession, custody or control of the Company.

3.13.5 Encumbrances. No lien or other Encumbrance relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by the Company.

3.13.6 Transportation of Materials of Environmental Concern. Since December 31, 1999, the Company has not, except as set forth in Schedule 3.13.6, used, handled, generated, produced, manufactured, treated, stored, disposed of, recycled or transported any Materials of Environmental Concern, whether on behalf of the Company or any other Person, in violation of any Environmental Laws, and there has been no Release or threatened Release of any Materials of Environmental Concern beneath or from any real property operated or formerly owned or operated by the Company.

3.14 No Broker’s or Finder’s Fees. Except as disclosed in Schedule 3.14, the Company has not paid or become obligated to pay any fee or commission to any broker,

finder, financial advisor, intermediary or other Person in connection with the Transactions and giving effect the consummation of the Closing will not cause the Company, Purchaser or any Affiliate of Purchaser to be so obligated.

3.15 Assets Other Than Real Property.

3.15.1 Title. The Company has good, valid and marketable title to all of the tangible Purchased Assets shown on the Company Balance Sheet, in each case, free and clear of any Encumbrance, except for (a) assets disposed of since the Balance Sheet Date in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities and Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) Liabilities and Encumbrances set forth on Schedule 3.15.1.

3.15.2 Purchased Assets.

(a) As of the Closing Date, the Company will have, and upon consummation of the Closing Purchaser will have, good, valid and marketable title to the Purchased Assets in each case free and clear of any Encumbrances except Permitted Encumbrances and Novations.

(b) Schedule 3.15.2(b) lists all tangible personal property (other than Inventory) which are Purchased Assets and the location thereof.

(c) Except for the Excluded Assets, the Purchased Assets includes all right, title and interest in, under and to all assets that are used in or are being held for use or are otherwise necessary in the operation of the Business as currently conducted, including all assets reflected on the face of the Company Balance Sheet, other than Excluded Assets and assets sold or otherwise consumed in the ordinary course of business since the Balance Sheet Date.

(d) Schedule 3.15.2(d) contains a complete and correct list of all Governmental Entity-owned property or Governmental Entity-furnished equipment, including tooling and test equipment, provided under, necessary to perform the obligation under, or for which Purchaser could be held accountable under, the Government Contracts transferred to the Company pursuant to this Agreement and such Governmental Entity-owned property is maintained by the Company in accordance with Governmental Entity-approved property management system.

3.15.3 Accounts Receivable. All Company Receivables reflected on the face of the Final Closing Balance Sheet will be good, valid and existing accounts and will represent an undisputed, bona fide sale and delivery of goods and services, and assuming reasonable commercial efforts by Purchaser to collect such Company Receivables and Purchaser’s compliance with all applicable contract terms with respect to each such Company Receivables, will be collectible in accordance with their terms in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, calculated in a manner consistent with the allowance reflected in the Company Balance Sheet.

3.15.4 Condition. All material tangible Purchased Assets owned by the Company and regularly used in the Business is in good operating condition and repair, ordinary wear and tear excepted, which wear and tear, taken in the aggregate, is not material to the Company and does not affect the Company’s obligations to consummate the Transactions and otherwise perform under this Agreement.

3.16 Real Property.

3.16.1 Company Real Property. The Company does not own and has never owned any real property.

3.16.2 Company Leases. Schedule 3.16.2 lists all of the Company Leases. Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.16.2) have been made available by the Company to Parent. The Company Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) granted by or caused by the actions of the Company. The Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms and conditions. Except as set forth on Schedule 3.16.2, neither the Company nor, to the Company’s Knowledge and Stockholders’ Knowledge, any other party to a Company Lease, has committed a material breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor, to the Company’s Knowledge and Stockholders’ Knowledge, are there any facts or circumstances that would reasonably indicate that the Company is likely to be in material breach or default thereunder. Schedule 3.16.2 identifies each Company Lease the provisions of which would be materially and adversely affected by the Transactions and each Company Lease that requires the consent of any third party in connection with the Transactions. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company. Except as set forth on Schedule 3.16.2, no Company Leases have an unexpired term which including any renewal or extensions of such term provided for in the Company Lease could exceed 10 years.

3.16.3 Condition. All leasehold improvements and fixtures, or parts thereof, used or held for use by the Company in the conduct of its Business are in good operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are usual and customary for similar properties and similar businesses or are required, pursuant to the Company Leases, to be insured by third parties.

3.17 Agreements, Contracts and Commitments.

3.17.1 Company Agreements. Except for Excluded Assets, Excluded Liabilities, and Covered Matters and as set forth on Schedule 3.17.1, the Company is not a party to any of the below specified agreements, plans, contracts, leases or other arrangements that provide for current, future or continuing Liabilities by any party thereto:

(a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b) any employment agreement with any current employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date of the Original Agreement obligations to be performed by the Company);

(c) any agreement for personal services or employment with a term of service or employment specified in the agreement or any agreement for personal services or employment in which the Company has agreed on the termination of such agreement to make any payments greater than those that would otherwise be imposed by law;

(d) any agreement of guarantee or indemnification in an amount that is material to the Company taken as a whole;

(e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of the Company to compete with any Person in any geographic area or to engage in any line of business;

(f) any lease other than the Company Leases under which the Company is lessee that involves, in the aggregate, payments of $25,000 or more per annum or is material to the conduct of the Business;

(g) any joint venture or profit-sharing agreement (other than with employees);

(h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $25,000 or more;

(i) any license agreement, either as licensor or licensee, involving payments (including past payments) of $25,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material contract or commitment;

(j) any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;

(k) any agreement or arrangement providing for the payment of any commission based on sales other than to employees of the Company;

(l) any agreement for the sale by the Company of materials, products, services or supplies that involves future payments to the Company of more than $25,000;

(m) any agreement for the purchase by the Company of any materials, equipment, services, or supplies that either (i) involves a binding commitment by the Company to make future payments in excess of $25,000 and cannot be terminated by it without penalty upon less than 90 days’ notice or (ii) was not entered into in the ordinary course of business;

(n) any agreement or arrangement with any third party for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the Business;

(o) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company that involves future payments by it of more than $25,000;

(p) any agreement or commitment to which current or former directors, officers or Affiliates of the Company (or directors or officers of an Affiliate of the Company) are also parties;

(q) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company of more than $100,000, other than the Company Leases; or

(r) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of the Company.

(s) any agreement that provides for any continuing or future obligation of the Company, involving liability of the Company more than $25,000, actual or contingent, including but not limited to any continuing representation or warranty and any indemnification obligation, in connection with the disposition of any business or assets of the Company.

3.17.2 Validity. Except as set forth on Schedule 3.17.2, all contracts, leases, instruments, licenses and other agreements required to be set forth on Schedule 3.17.1 are valid and in full force and effect, the Company has not, nor to the Company’s Knowledge and Stockholders’ Knowledge, has any other party thereto, breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that, in the aggregate, would not be expected to have a Company Material Adverse Effect or have been cured or waived, and the Company has not received any “notice to cure” or a similar notice from any Governmental Entity requesting performance under any contract, instrument or other agreement between the Company and such Governmental Entity.

3.17.3 Third-Party Consents. Schedules 3.17.3 and 3.24.1 identify each contract and other document that requires the consent of a third party, including Governmental Entities, in connection with the Transactions.

3.18 Intellectual Property.

3.18.1 Right to Intellectual Property. Except as set forth on Schedule 3.18.1, the Company (a) owns all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the Business as currently conducted (the “Company Proprietary Rights”), or (b) has a valid, perpetual, fully paid, worldwide right to use any other patents, trademarks, service marks, copyrights, and any applications therefore, maskworks, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (collectively, “Company Licensed Rights”), and are used in the Business as currently conducted. The Commercial Software used in the Business has been acquired and used by the Company on the basis of and in accordance with a valid license which is, to the Company’s Knowledge and Stockholders’ Knowledge, from the manufacturer or the dealer authorized to distribute such Commercial Software. A complete list of the Commercial Software used in the Company’s Business which costs in excess of $25,000 to license or is not generally commercially available is set forth in Schedule 3.18.1. The Company (a) is not in breach of any of the material terms and conditions of any such license, (b) to the Company’s Knowledge and Stockholders’ Knowledge, has not been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software, and (c) has not received notice of any claim of any breach or infringement referenced in clause (a) or (b) above.

3.18.2 No Conflict. Set forth on Schedule 3.18.2 is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefore, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except as set forth on Schedule 3.18.2, none of the Company’s currently marketed software products included in the Company Proprietary Rights have been registered for copyright protection with the United States Copyright Office or any foreign offices nor has the Company been requested to make any such registration. Set forth on Schedule 3.18.2 is a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any Company Proprietary Right (excluding End-User Licenses) or other trade secret material to the business of the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company’s rights under such license, sublicense or agreement. Except as disclosed in this Article 3, the execution and delivery of this Agreement by the Company, and the consummation of the Transactions, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth on Schedule 3.18.2, the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all Encumbrances other than license rights granted in the ordinary course of business), the Company Proprietary Rights, and has sole and exclusive rights (other than license rights granted in the ordinary course of business and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Proprietary Rights are being used. No claims with respect to the Company Proprietary Rights have been asserted or, to the Company’s Knowledge and Stockholders’ Knowledge, are threatened by any Person nor, to the Company’s Knowledge and Stockholders’ Knowledge, are there any valid grounds for any bona fide claims to the effect that the manufacture, sale, licensing or use of any of the products of the Company as currently manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trademark, service mark or trade secret, against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company’s business as currently conducted or as proposed to be conducted by the Company, or challenging the ownership by the Company, or the validity or effectiveness of any of the Company Proprietary Rights. All material registered trademarks, service marks and copyrights held by the Company are valid and subsisting in the jurisdictions in which they have been filed. To the Company’s Knowledge and Stockholders’ Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee or former employee of the Company. No Company Proprietary Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. Except as set forth in Schedule 3.18.2, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company’s products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Company Proprietary Rights.

3.18.3 Employee Agreements. To the Company’s Knowledge and Stockholders’ Knowledge, no employee, officer or consultant of the Company is in violation of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any previous employer.

3.19 Insurance Contracts. Schedule 3.19 lists insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date and type of coverage) held by Company related to the Purchased Assets, the Business, or properties and employees of Company, copies of which have been provided to Parent (collectively, the “Company Insurance Contracts”). All such Company Insurance Contracts are in full force and effect.

3.20 Banking Relationships. Schedule 3.20 shows the names and locations of all banks and trust companies in which the Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

3.21 No Contingent Liabilities. The Company has no contingent or conditional Liabilities of any kind arising from of in connection with any acquisition of a line of business by the Company.

3.22 Absence of Certain Relationships. Except as set forth on Schedule 3.22, to the Company’s Knowledge and Stockholders’ Knowledge none of (a) the Company, (b) any officer of the Company, (c) Stockholders, or (d) any member of the immediate family of the persons listed in clauses (b) or (c) of this Section 3.22, has any financial or employment interest in any subcontractor, supplier, or customer of the Company (other than holdings in publicly held companies of less than two percent of the outstanding capital stock of any such publicly held company).

3.23 Foreign Corrupt Practices. Neither the Company nor any Affiliate of the Company, nor any other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action which would cause the Company to be in violation of the United States Foreign Corrupt Practices of 1977, as amended. Except as set forth on Schedule 3.23, neither the Company, nor any Affiliate of the Company, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any law or regulation, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24 Government Contracts.

3.24.1 Generally. Each Company Government Contract and, to the Company’s Knowledge and Stockholders’ Knowledge, each other Company Engagement that is a Government Contract (each, including task orders, an “Active Government Contract”) is listed on Schedule 3.24.1 and identified as a Government Contract as of December 16, 2005. Each Company Completed Engagement that is or was a Government Contract is referred to herein as a “Completed Government Contract.” Also as of December 16, 2005, listed on Schedule 3.24.1 and identified as a Government Bid is each outstanding quotation bid or proposal for a Government Contract involving the Business. Listed on Schedule 3.24.1 is each Active Government Contract as of December 16, 2005 under which, to the Company’s Knowledge and Stockholders’ Knowledge, the Company currently is experiencing, or is likely to experience, material cost, schedule or technical problems.

3.24.2 Bids and Awards. To the Company’s Knowledge and Stockholders’ Knowledge, (a) each Active Government Contract and each Completed Government Contract (collectively, the “Government Contracts”) was legally awarded, (b) no such Active Government Contract (or, where applicable, the prime contract with the United States Government under which such Government Contract was awarded) is the subject of bid or award protest proceedings, and (c) no such Active Government Contract (or, where applicable, the prime contracts with the United States Government under which such Government Contract was awarded) is reasonably likely to become the subject to bid or award protest proceedings. To the Company’s Knowledge and Stockholders’ Knowledge, no facts exist which could give rise to a material claim for price adjustment of any Government Contract under the Truth in Negotiations Act or under any other price reduction provision, agreement or commitment, including a “favorite nation” clause, or to any other request for a material reduction in the price of any Government Contract.

3.24.3 Compliance with Law and Regulation and Contractual Terms; Inspection and Certification. Except as set forth on Schedule 3.24.3, the Company has complied in all materials respects with all statutory and regulatory requirements pertaining to the Government Contracts to which it is a party, including, as amended, the

Anti-Kickback Act, Armed Services Procurement Act, False Claims Act, Federal Procurement and Administrative Services Act, Federal Acquisition Regulation (the “FAR”), FAR cost principles, Cost Accounting Standards, Procurement Integrity Act, Program Fraud Civil Remedies Act, Small Business Act, and Truth in Negotiations Act. To the Company’s Knowledge and Stockholders’ Knowledge, the Company has complied in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Government Contracts, whether incorporated expressly, by reference or by operation of law. To the Company’s Knowledge and Stockholders’ Knowledge, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with any Government Contract and its quotations, bids and proposals for Government Contracts were current, accurate and complete in all material respects as of the date of their submission. To the Company’s Knowledge and Stockholders’ Knowledge, the Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under all Government Contracts and each of its quotations, bids and proposals for Government Contracts. The Company has developed and implemented a government contracts compliance program which includes corporate policies and procedures to ensure compliance with applicable government procurement statutes, regulations and contract requirements. To the Company’s Knowledge and Stockholders’ Knowledge, except as disclosed on Schedule 3.24.3, no facts exist which could reasonably be expected to give rise to Liability of the Company under the False Claims Act. Except as described in Schedule 3.24.3, to the Company’s Knowledge and Stockholders’ Knowledge, the Company has not undergone and is not undergoing any, review, inspection, investigation, survey or examination of records relating to any Government Contract. To the Company’s Knowledge and Stockholders’ Knowledge, no audit, review, inspection, investigation, survey or examination of records described in Schedule 3.24.3 has revealed any fact, occurrence, or practice which could affect the Purchased Assets, Business or financial statement of the Company, or its continued eligibility to receive and perform Government Contracts. To the Company’s Knowledge and Stockholders’ Knowledge, except as disclosed on Schedule 3.24.3, the Company has not made any payment, directly or indirectly, to any Person in violation of Applicable Laws, including laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. To the Company’s Knowledge and Stockholders’ Knowledge, the Company has complied in all material respects with all applicable requirements under each Government Contract relating to the safeguarding of an access to classified information. The Company’s cost accounting, purchasing, inventory and quality control systems are in material compliance with all applicable government procurement statutes and regulations and with the requirements of the Government Contracts (or any of them).

3.24.4 Disputes, Claims and Litigation. Except as described in Schedule 3.24.4, to the Company’s Knowledge and Stockholders’ Knowledge, there are neither any outstanding material claims or disputes against the Company relating to any Government Contract nor any facts or allegations that could give rise to such a claim or dispute in the future. Except as described in Schedule 3.24.4, to the Company’s Knowledge and Stockholders’ Knowledge, there are neither any outstanding material claims or disputes relating to any Government Contract which, if resolved unfavorably to the Company, would increase by five percent or more the Company’s cost to complete performance of any task order under such Government Contract above the amounts set forth in the estimates to complete previously prepared by the Company and delivered to Purchaser for the Government Contract, nor any reasonably foreseeable expenditures which would increase by five percent or more the cost to complete performance of any task order under Government Contract above the amounts set forth in the estimates to complete described above. Except as described in Schedule 3.24.4, to the Company’s Knowledge and Stockholders’ Knowledge, the Company has not been nor is currently under any administrative, civil or criminal investigation or indictment disclosed to the Company involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, and to the Company’s Knowledge and Stockholders’ Knowledge, there is no basis for any such investigation or indictment. To the Company’s Knowledge and Stockholders’ Knowledge, the Company has not been nor is currently a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts and, except as described in Schedule 3.24.4, to the Company’s Knowledge and Stockholders’ Knowledge, there is no basis for any such proceeding. Except as described in Schedule 3.24.4, neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to the Company under a Government Contract. Except as described in Schedule 3.24.4, to the Company’s Knowledge and Stockholders’ Knowledge, neither the United States Government nor any prime contractor or higher-tier subcontractor under an outstanding Government Contract has questioned or disallowed any material costs claimed by the Company under any Government Contract, and to the Company’s Knowledge and Stockholders’ Knowledge, there is no fact or occurrence that could be a basis for disallowing any such costs.

3.24.5 Sanctions. To the Company’s Knowledge and Stockholders’ Knowledge, except as set forth in Schedule 3.24.5, neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified the Company, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification except where such violation or breach would reasonably be expected to be immaterial. Except as set forth on Schedule 3.24.5, the Company has not received any show cause, cure, deficiency, default or similar notices relating to any Government Contract. Neither the Company nor any director, officer, employee, consultant or Affiliate thereof has been or is not now suspended, debarred, or proposed for suspension or debarment from government contracting, and to the Company’s Knowledge and Stockholders’ Knowledge, other than the facts underlying the Administrative Compliance Agreement, no facts exist which could cause or give rise to such suspension or debarment or proposed suspension or debarment. To the Company’s Knowledge and Stockholder’s Knowledge, no determination of non-responsibility has ever been issued against the Company with respect to any quotation, bid or proposal for a Government Contract.

3.24.6 Terminations. Except as described in Schedule 3.24.6, no Company Government Contract relating to the Company’s business has been terminated for default since December 31, 2001. Except as described in Schedule 3.24.6, the Company has not received any notice in writing terminating or indicating an intent to terminate any active Government Contract for convenience.

3.24.7 Within the Scope. Except as set forth in Schedule 3.24.7,

(a) the Company is not a party, and since December 31, 2001, has not been a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Government Entity under such task order or delivery order are or were not clearly described in the statement of work contained in the multiple award schedule contract or other Government Contract under which the task order or delivery order was issued;

(b) the Company does not sell, and since December 31, 2001 has not sold, any goods or services to any Government Entity that are, or were, not clearly described in the statement of work of a valid Government Contract pursuant to which the goods or services were delivered to the Government Entity; and

(c) there has been no allegation, charge, finding, investigation or report (internal or external to the Company) to the effect that the Company has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (a) above, or sold goods or services to a Government Entity under the circumstances described in clause (b) above.

3.24.8 Assignments. Except as described in Schedule 3.24.8, the Company has not made any assignment of any Government Contract or of any right, title or interest in or to any Company Government Contract to any Person. Except as described in Schedule 3.24.8, the Company has not entered into any financing arrangements in which the revenues or other benefits under any one or more Government Contract have been conveyed, sold or otherwise transferred in whole or in part to any other Person.

3.24.9 Property. The Company is in compliance with all Applicable Laws with respect to the possession and maintenance of all government-furnished property (as defined in the FAR).

3.24.10 DCAA Audits. The Company has been audited by the Defense Contracting Audit Agency through December 31, 2001. The Company has not had any material adjustments arising out of Defense Contracting Audit Agency’s audits since December 31, 2001.

3.24.11 National Security Obligations. The Company is in compliance with all Applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

3.24.12 Facility Security Clearances. Except to the extent prohibited by Applicable Laws, Schedule 3.24.12 sets forth all material facility security clearances held by the Company.

3.24.13 Credentials. To the Company’s Knowledge and Stockholders’ Knowledge, each Company employee performing services related to a Company Government Contract possessed (during the time of such perform) all of the required credentials (e.g., education and experience) and security clearances specified in or required by such Company Government Contract. To the Company’s Knowledge and Stockholders’ Knowledge, there is no existing information, fact, condition or circumstance that would cause the Company to lose its facility security clearances.

3.24.14 Export Compliance. Except as listed on Schedule 3.24.14, the Company is in compliance with all Applicable Laws regarding US export control, including in respect of US Department of State International Trafficking in Arm Regulations, US Department of Commerce Export Administration regulations, US/Canada Joint Certification Program and US Customs requirements.

3.24.15 No Contingent Fees. No facts, events or other circumstances exist, including in respect of the Sales Agency Agreement, that violates or otherwise constitutes a basis on which the United States Government or any other Person might reasonably claim to violate, the covenant against contingent fees under any Company Government Contract or Company Engagement, or 10 U.S.C. § 2506, 41 U.S.C. § 254 or FAR 52.303-5.

3.25 UAR Plan.

3.25.1 Participants. Concurrently with the signing of this Agreement, the Company has delivered to Purchaser a complete copy of the UAR Plan and a list of each participant in the UAR Plan, and also accurately reflects other information regarding each participant, including his or her respective grant price, grant date, Units (as defined in the UAR Plan) granted, Units vested, and grant prices that were less than the grant prices determined by Goodman & Company, LLP, as a Company advisor.

3.25.2 Consummation of Closing. Within five (5) business days of the consummation of the Closing, the Company will have, as provided in Section 6.8, either paid all participants in full any all amounts owed to them thereunder, including in respect of the Closing or paid such amount into escrow for subsequent distribution to the participants.

3.26 Entire Business. The Purchased Assets will collectively constitute as of the Closing Date, when used by a labor force substantially similar to that employed by the Company in connection with the Business on the date hereof, all of the assets necessary to conduct and, except for Excluded Assets, all of the assets used or held for use by the Company in the conduct of, the Business in all material respects as currently conducted.

3.27 Cumulative Exceptions. The exceptions and qualifications to the representations and warranties set forth above in this Article 3 which are based upon such exceptions and qualifications not being “material” or being “in all materials respects,” or not having or would or could not reasonably be expected to result in a Company Material Adverse Effect, or any similar exception or qualification (collectively, “Materiality Qualifications”), have not and will not in the aggregate have a Company Material Adverse Effect.

Article 4

Representations and Warranties Of Parent, Federal and Purchaser

Parent, Federal and Purchaser, jointly and severally, represent and warrant to the Company and Stockholders as follows:

4.1 Corporate Status of Parent, Federal and Purchaser. Each of Parent,

Federal and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.

4.2 Authority for Agreement; Noncontravention.

4.2.1 Authority of Parent. Each of Parent, Federal and Purchaser has the corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the boards of directors of Parent, Federal and Purchaser and no other corporate proceedings on the part of Parent, Federal or Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by Parent, Federal or Purchaser have been or, when executed and delivered, will be duly executed and delivered by Parent, Federal and Purchaser, as the case may be, and constitute valid and binding obligations of Parent, Federal and Purchaser, as the case may be, enforceable against Parent, Federal and Purchaser in accordance with their terms.

4.2.2 No Conflict. Neither execution and delivery of this Agreement by Parent, Federal or Purchaser, nor the performance by Parent, Federal or Purchaser of its obligations hereunder, nor the consummation by Parent, Federal or Purchaser of the Transactions will (a) conflict with or result in a violation of any provision of the certificates of incorporation or by-laws of either Parent, Federal or Purchaser, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Federal or Purchaser is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent, Federal or Purchaser or the consummation by Parent, Federal or Purchaser of the Transactions, except for filings under the HRS Act, and such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Parent Material Adverse Effect.

4.3 SEC Reports and Registration Statements. Parent has filed all required reports and registration statements with the United States Securities and Exchange Commission (“SEC”) since December 31, 2004. Such reports and registration statements so filed by Parent and available in the SEC’s public records include (a) Parent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, (b) Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, (c) all other reports and registration statements required to be filed by Parent with the SEC since December 31, 2004, and (d) all amendments and supplements to all such reports and registration statements required to be filed by Parent with the SEC since December 31, 2004 (the documents referred to in clauses (a), (b), (c) and (d) above being hereinafter referred to as the “Parent Reports”). The consolidated balance sheet of Parent and its Subsidiaries at September 30, 2005, including the notes thereto, is hereinafter referred to as the “Parent Balance Sheet.” The Parent Reports and the Parent Balance Sheet are true and correct in all material respects, and the Company is authorized to rely on the Parent Reports and the Parent Balance Sheet in deciding to enter into this Agreement and consummate the Transactions. During the Pre-Closing Period, Parent shall continue to cause all required reports and registration statements to be filed with the SEC and to cause such filings to be true and complete in all material respects.

4.4 No Broker’s or Finder’s Fees. None of Parent, Federal or Purchaser has either paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the Transactions with respect to which the Company, Stockholders or the Voting Trustee will be liable.

4.5 No Outside Reliance. None of Parent, Federal or Purchaser has relied nor is relying upon any statement or representation which is not made in this Agreement or the Exhibits, any related agreement or any certificates to be delivered to them at the Closing pursuant hereto.

4.6 Financing. Purchaser will have as of the Closing sufficient funds to consummate the Transactions.

4.7 Certain Acknowledgments. Parent, Federal and Purchaser acknowledge that (a) neither the Company nor Stockholders nor any of their directors, officers, employees, Affiliates, agents, advisors or representatives makes or shall be deemed to have made hereunder any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company, (b) there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information, (c) actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information, (d) neither Company nor any Stockholder nor any of their directors, officers, employees, Affiliates, agents, advisors or representatives or Voting Trustee make or shall be deemed to have made any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever regarding the Company, the Business, Purchased Assets or Assumed Liabilities, except as set forth in Article 3, the Exhibits that are executed by the Company, the Stockholders or Company Representative, or in any certificates or other Closing documents delivered to Parent, Federal or Purchaser pursuant to Section 7.2; and (e) notwithstanding any term, condition or provision in this Agreement to the contrary, neither the Company nor Stockholders make any representation or warranty regarding the rights or benefits under Section 9 a), b), c), d) and e) of the UAR Plan (as set forth in clause (m) of the definition of Purchased Assets), including the assignability, enforceability or compliance with Applicable Laws with respect to such rights or benefits.

Article 5

Conduct Prior To The Closing Date

5.1 Conduct of Company’s Business. Except as set forth on Schedule 5.1, between the date of the Original Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 (“Pre-Closing Period”), the Company shall, except to the extent that Federal shall otherwise consent in writing (such consent not to be unreasonably withheld), (a) carry on its Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company’s current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that the Company’s goodwill and ongoing Business be unimpaired at the Closing Date, and (b) promptly notify Federal of any event or occurrence which will have or could reasonably be expected to have a Company Material Adverse Effect. In addition, during the Pre-Closing Period, the Company shall not, except as set forth on Schedule 5.1 or to the extent that Federal shall otherwise consent in writing:

(a) amend its Organizational Documents;

(b) except for Permitted Distributions, declare or pay any dividends or distributions on the Company’s outstanding capital stock nor purchase, redeem or otherwise acquire for consideration any of the Company’s capital stock or other securities;

(c) issue or sell any of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date of the Original Agreement, or issue, grant, or sell any options, stock appreciation (excluding grants under the UAR Plan) or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any of its capital stock;

(d) borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any Liability, except obligations incurred in the ordinary course of business consistent with past practices;

(e) pay, discharge or satisfy any claim or Liability in excess of $50,000 (in any one case) or $100,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the Company Balance Sheet, or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices or in connection with the Transactions;

(f) except as required by Applicable Laws, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g) sell, mortgage, pledge or otherwise encumber or dispose of any of the Purchased Assets which are material, individually or in the aggregate, to the Business, except in the ordinary course of business consistent with past practices;

(h) acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any other

Person, or otherwise acquire any assets which are material, individually or in the aggregate, to the Business, except in the ordinary course of business consistent with past practices;

(i) increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent of the director’s or officer’s salary on the date of the Original Agreement, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

(j) dispose of, permit to lapse, or otherwise fail to preserve the rights of the Company to use the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Company Material Adverse Effect;

(k) sell, or grant any right to exclusive use of, all or any part of the Company Proprietary Rights;

(l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the Transactions or that would have or could reasonably be expected to have a Company Material Adverse Effect;

(m) amend in any material respect any agreement to which the Company is a party the amendment of which will have or could reasonably be expected to have a Company Material Adverse Effect;

(n) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $25,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have a Company Material Adverse Effect;

(o) take any action that would decrease the Net Assets below $20,000,000;

(p) make any change in any method of accounting or accounting practice other than changes required to be made so that the Company’s financial statements comply with GAAP; or

(q) agree or otherwise commit, whether in writing or otherwise, to take any action proscribed above in this Section 5.1.

Notwithstanding the foregoing, during the Pre-Closing Period, the Company may, except to the extent it would have or could reasonable be expected to have a Company Material Adverse Effect, distribute or otherwise dispose of Excluded Assets.

5.2 Conduct of Parent’s Business. During the Pre-Closing Period, Parent, Federal and Purchaser shall not, except to the extent that the Company shall otherwise consent in writing (which consent is not to be unreasonably withheld), take any action that would materially impair Federal’s or Purchaser’s ability to pay the Purchase Price or otherwise to perform its obligations under this Agreement. Further, during the Pre-Closing Period, Parent, Federal and Purchaser shall, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld) promptly notify the Company of any event or occurrence which will have or would reasonably be expected to have a material adverse effect on the ability of Federal and Purchaser to pay the Purchase Price and otherwise to perform their respective obligations hereunder.

Article 6

Additional Agreements

6.1 Exclusivity. During the Pre-Closing Period, neither the Company nor any Stockholder or Voting Trustee will, directly or indirectly, through its respective Affiliates, agents, officers and directors, directly or indirectly, solicit, initiate, or participate in discussions, negotiations or otherwise cooperate in any way with, or provide any information, to any Person or group concerning, or enter into any letter of intent, agreement in principle or agreement, definitive or otherwise, with respect to, any tender offer, exchange offer, merger, business combination, sale of material assets, sale of the Shares or any other capital stock of the Company, or similar transaction involving the Company.

6.2 Expenses.

6.2.1 General. Except as otherwise provided in this Section 6.2 and in Sections 6.3 and 9.1.2, each Party shall be responsible for its own costs and expenses in connection with the Transactions, including fees and disbursements of consultants, investment bankers and other financial advisors, counsel and accountants (“Expenses”).

6.2.2 Certain Expenses. At the Closing, Federal or Purchaser shall pay the amounts, as designated in writing by Company Representative to Purchaser, to (a) Goodman & Company, LLP, (b) Holland & Knight LLP and (c) Dan R. Bannister, John G. Coburn and David L. Reichardt, which amounts shall be deducted from the Purchase Price otherwise payable to the Company at the Closing pursuant to Section 2.2.1(a). Notwithstanding the immediately preceding sentence, the Company shall remain responsible for all Governmental Entity Taxes that are required by Applicable Laws to be withheld from any payments made pursuant to the immediately preceding sentence.

6.3 Indemnification.

6.3.1 Indemnification of Parent Indemnified Parties. Subject to this Section 6.3, from and after the Closing Date, Parent, Federal, Purchaser, each Affiliate of Parent and their respective directors, officers, employees, Affiliates, representatives, successor and assigns (collectively “Parent Indemnified Parties”) shall be entitled to payment and reimbursement from the Company and Stockholders, jointly and severally (collectively the “Parent Indemnifying Parties”) of the amount of Losses suffered, incurred or paid by any Parent Indemnified Party, by reason of or otherwise arising from (a) any breach by the Company, any Stockholder or Voting Trustee of any covenant, agreement or obligation in this Agreement (whether to be performed before, on or after the Closing Date), (b) in respect of any Excluded Liabilities, (c) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by the Company, any Stockholder or Voting Trustee in Article 3 or any Exhibits or the certificates or other Closing documents delivered pursuant Section 7.2, or (d) any one or more Covered Matters. Notwithstanding anything herein to the contrary, if there is a misrepresentation or inaccuracy in, or a breach of, a representation or warrant in Article 3 or in a certificate given pursuant to Section 7.2.1 which has a Materiality Qualification (which breach shall be determined giving effect to such Materiality Qualification), the Parent Indemnified Parties shall be entitled to indemnification for all Losses suffered, incurred or paid by any Parent Indemnified Party by reason of or otherwise arising from such aforesaid misrepresentation, inaccuracy or breach, with such indemnifiable Losses determined as if the Materiality Qualification were deleted from the one or more respective misrepresented, inaccurate or breached representations and warranties subject to Section 6.3.5.2 and all other applicable terms and conditions of Section 6.3.

6.3.2 Indemnification of Company Indemnified Parties. Subject to this Section 6.3, from and after the Closing Date, the Company and each Stockholder (collectively “Company Indemnified Parties”) shall be entitled to payment and reimbursement from Parent, Federal and Purchaser, and their respective successors and assigns (collectively the “Parent Indemnifying Parties”) of the amount of Losses suffered, incurred or paid by any Company Indemnified Party by reason of or otherwise arising from, (a) any breach by Parent, Federal or Purchaser of any covenant, agreement or obligation in this Agreement to be performed before, on or after the Closing Date, (b) in respect of any Assumed Liabilities, and (c) any misrepresentation or inaccuracy in, or breach of any, representation or warranty contained in Article 4 or in the certificates delivered pursuant to Section 7.3.

6.3.3 Claims for Indemnification. Upon a Person entitled to indemnification under Section 6.3 (“Indemnified Party”) obtaining reasonably sufficient knowledge of any facts, claim or demand which has given rise to, or would reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), such Indemnified Party shall promptly thereafter give notice of such facts, claim or demand (“Notice of Claim”) to the Party from whom indemnification is sought hereunder (the “Indemnifying Party”). So long as the Notice of Claim is given by the Indemnified Party within the respective claim period specified in Section 6.3.6, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent, if any, that the Indemnifying Party has been materially prejudiced thereby.

6.3.4 Defense by Indemnifying Party. If a claim or demand is asserted by a third party against an Indemnified Person which involves or appears reasonably likely to involve an Indemnification Claim (a “Third Party Claim”), the Indemnifying Party shall have the right, but not the obligation, exercisable by notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of a Third Party Claim, to assume the defense of such Third Party Claim provided, however, that the Parent Indemnifying Parties shall not have such right or opportunity to assume and control the defense of any such Third Party Claim, but shall have the right to participate in the defense of such Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Parent Indemnified Party in respect of the Third Party Claim if (a) such Third Party Claim relates to, or arises in connection with, any criminal proceeding, civil action, indictment, or investigation by any Governmental Entity other than inquiries or audits in the ordinary course of business, (b) such Third Party Claim alleges Losses in excess of the then available funds held in Escrow (after deducting the full amount of all pending Indemnification Claims), (c) the Parent Indemnified Party reasonably believes that an adverse determination with respect to such Third Party Claim would be detrimental to the Parent Indemnified Party’s reputation or continuing business interests, (d) such Third Party Claim seeks an injunction or other equitable relief against the Parent Indemnified Party, or (e) the Parent Indemnifying Parties fail to conduct the defense of such Third Party Claim actively and diligently. The applicable Parent Indemnified Party agrees to defend any such Third Party Claim consistent with the best interest of such Parent Indemnified Party, subject to Section 6.3.13. If the Parent Indemnified Party assumes and controls the defense of a Third Party Claim pursuant to this Section 6.3.4, the Parent Indemnified Party shall permit the Parent Indemnifying Parties to participate in the defense of such claim, have reasonable access to all documents and personnel involved in such claim and to discuss its views and positions with the Parent Indemnified Party. The Parent Indemnified Party agrees, in connection with any such Third Party Claim to work cooperatively and in good faith with the Parent Indemnifying Parties consistent with the best interest of the Parent Indemnified Party. If the Indemnifying Party is entitled under this Section 6.3.4 to assume the defense of the respective Third Party Claim and gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows: (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of Indemnified Party; (b) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party; and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement only requires the payment by one or more Indemnifying Parties of a monetary amount, does not include a statement as to admission of fault, culpability or failure to act by or on behalf of such Parent Indemnified Party, and Parent Indemnified Party could not reasonably believe that the settlement would be detrimental to the Parent Indemnified Party’s reputation or continuing business. If a Third Party Claim is made and no Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party shall defend against, or enter into any settlement with respect to the matter. The Indemnified Party shall not settle such Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3.5 Limitation on Liability for Indemnity.

6.3.5.1 Parent Indemnity Deductible. Except for Company Asset Ownership Claims and Indemnification Claims based on fraud (collectively, “Excepted

Claims”), Parent Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 in respect of (a) a breach of any of the covenants, agreements and obligations of the Company or any Stockholder hereunder to be performed or otherwise satisfied prior to the Closing (collectively, “Pre-Closing Covenants”) and (b) a misrepresentation or inaccuracy in, or breach of, a representation or warranty in Article 3 or in a certificate given pursuant to Section 7.2.1 or Section 7.2.2 in respect of Pre-Closing Covenants until the aggregate amount of all Losses suffered by one or more Parent Indemnified Parties exceeds $200,000 (“the Parent Indemnity Deductible”), whereupon the Parent Indemnified Parties shall be entitled to indemnification for all Losses suffered, incurred or paid in respect of matters referenced in clauses (a) and (b) to the extent such Losses exceed the Parent Indemnity Deductible.

6.3.5.2 Certain Caps on Indemnification Liability. Except for Excepted Claims, (a) the aggregate Liability of the Company and Stockholders under this Section 6.3 in respect of (i) a breach of any Pre-Closing Covenant and (ii) a misrepresentation or inaccuracy in, or breach of, any representation or warranty in Article 3 (including any updated Article 3 Schedules) (clauses (a) and (b) collectively, the “Capped Claims”) shall not exceed (1) the Escrow Payment, plus any interest and other income earned thereon, and (2) the amount, if any, paid from the Escrow for any one or more Excepted Claims, and (b) Parent Indemnified Parties shall only be entitled under this Section 6.3 for indemnification of their Losses attributable to Capped Claims from the Escrow, except, if any, amounts are paid from the Escrow for Excepted Claims, the Company and Stockholders shall be jointly and severally liable for Losses attributable to Capped Claims in an aggregate amount not to exceed such Losses attributable to Excepted Claims paid from the Escrow. Notwithstanding anything herein to the contrary, the total Liabilities of the Parent Indemnifying Parties under this Agreement shall not exceed the Purchase Price, as adjusted pursuant to Section 2.2.

6.3.5.3 Covered Matters. During the period commencing with the second anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date, any Indemnification Claim of one or more Parent Indemnified Parties pursuant to Section 6.3 in respect of a Covered Matter shall first be satisfied with funds, if any, remaining in Escrow, less the amount of any pending Indemnification Claims pursuant to Section 6.3.1, before being satisfied with other funds or assets of any one or more Parent Indemnifying Parties.

6.3.5.4 Certain Limitations on Indemnification Liability for Excluded Liabilities. If a Parent Indemnified Party incurs a Loss that would also be subject to an Indemnification Claim under either of clause (c) and clause (b) of the first sentence of Section 6.3.1, such Parent Indemnified Party’s sole and exclusive remedy for such Loss shall be an Indemnification Claim pursuant to the above-referenced clause (c); provided, however, that if such Loss would not recoverable under such clause (c) solely because of a Materiality Qualification in the respective representation or warranty, the Parent Indemnified Party shall not be entitled to indemnification for such Loss except pursuant to a breach of Section 3.27; and provided further that nothing herein is intended to waive any claims for fraud or any equitable remedies to which a Party may be entitled.

6.3.6 Indemnification Claim Periods.

6.3.6.1 Second Anniversary of Closing Date. Any Indemnification Claim in respect of (a) a breach of any Pre-Closing Covenant or (b) except for

(i) Excepted Claims, (ii) Indemnification Claims in respect of Sections 3.10, 3.11 or 3.13, and (iii) Indemnification Claims in respect of any certificate provided pursuant to Sections 7.2.1 or 7.2.2 regarding any matter referenced above in clauses (i) or (ii), a misrepresentation or inaccuracy in, or breach of, any representation or warranty in Article 3 or Article 4 must be made by Notice of Claim on or before the second anniversary of the Closing Date.

6.3.6.2 Statute of Limitations. Any (a) Excepted Claims, (b) Indemnification Claims in respect of any breach of a covenant, agreement or obligation to be performed or otherwise satisfied hereunder by the Company or any Stockholder at or after the Closing, (c) Indemnification Claims in respect of clauses (b) or (d) of the first sentence of Section 6.3.1 must be made by Notice of Claim before the expiration of the applicable statute of limitation for the respective Indemnification Claims. If Indemnification Claims arise under both clauses (c) and under one or more of clauses (a), (b) or (d) of the first sentence of Section 6.3.1, the rights of one or more Parent Indemnified Parties to pursue such Indemnification Claims under the above-referenced clauses (a), (b) or (d), as applicable, shall exist notwithstanding the expiration of the respective claim period under this Section 6.3.6.2 or under Sections 6.3.6.1 or 6.3.6.3 for Indemnification Claims under clause (c) of the first sentence of Section 6.3.1.

6.3.6.3 Fourth Anniversary of Closing Date. Any Indemnification Claims in respect of Sections 3.10, 3.11 or 3.13 or in any certificate given pursuant to Section 7.2.2 in respect of Sections 3.10, 3.11 or 3.13 must be made by Notice of Claim on or before the fourth anniversary of the Closing Date.

6.3.7 Subrogation. Upon making an indemnity payment pursuant to this Section 6.3, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment is related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

6.3.8 Exclusive Remedies. If the Closing occurs, the remedies provided for in this Section 6.3 shall be the sole and exclusive remedies of the Parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement or any certificate delivered at Closing, provided, however, that nothing herein is intended to waive any claims for fraud or waive any equitable remedies to which a Party may be entitled.

6.3.9 No Double Recovery. Notwithstanding anything herein to the contrary, no Party shall be entitled to indemnification or reimbursement under Section 6.3 for any amount to the extent such Party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, including Sections 2.2.2.5.

6.3.10 Limitation of Liability of Voting Trustee. Notwithstanding anything herein to the contrary, for all purposes of this Agreement, Voting Trustee shall have no liability under this Agreement for any breach of this Agreement by Voting Trustee or any other Party, and each Stockholder and the Company agree that he, she or it shall be deemed to have made herein all of the representations and warranties made by the Voting Trustee herein, and each Stockholder and the Company further agree that he or she or it is jointly and severally liable for the representations, warranties, obligations, agreements and covenants of the Voting Trustee herein.

6.3.11 Treatment of Indemnity Payments Between the Parties. Unless otherwise required by Applicable Laws, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no Party shall take any position inconsistent with such characterization.

6.3.12 Limitation of Liability of Company Representative. Company Representative shall have no Liability to any Parent Indemnified Party under Section 6.3.1.

6.3.13 Mitigation. While no Indemnified Party shall be obligated to incur more than de minimus out of pocket expense in doing so, and the failure to incur more than such de minimus expense shall not adversely affect any Indemnified Party’s rights and benefits to indemnification under this Section 6.3, each Indemnified Party shall otherwise use reasonable commercial efforts to mitigate any Loss which may form the basis of an Indemnification Claim.

6.4 Access and Information. The Company shall afford to Parent and a reasonable number of its officers, employees, accountants, counsel and other authorized representatives full and complete access, upon reasonable advance telephone notice and during regular business hours, throughout the Pre-Closing Period, to the Company’s offices, properties, books and records, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Parent such additional financial and operating data and other information as to its business, customers, vendors and properties as Parent may from time to time reasonably request. Notwithstanding the foregoing, all visits to any Company office will be coordinated and conducted so as to not be disruptive to the operations of the Company and to preserve the confidentiality of the Transactions. In addition, with the prior consent of the Company, Parent and Federal shall be permitted to meet with the Company’s significant customers.

6.5 Public Disclosure and Confidentiality. No Party shall announce or disclose to any other Person (other than those employees, agents, advisors or representatives who have a need to know to effectuate the Transactions) the existence or the terms or conditions of this Agreement or the Transactions without the prior consent of the other Party (which shall not be unreasonably withheld) except as disclosure may be required by Applicable Laws. Except as otherwise required by Applicable Laws, any press release or other public disclosure of information regarding the proposed Transactions (including the negotiations with respect to the Transactions and the terms and existence of this Agreement) shall be developed by Parent, subject to the Company Representative’s review.

6.6 Further Assurances.

6.6.1 Generally. Subject to terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the Transactions. In case at any time any further action, including the obtaining of any required Governmental Entity approvals, and waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each Party to this Agreement are hereby directed and authorized to use their reasonable best efforts to effectuate all required action.

6.6.2 Novation of the Company Contracts.

(a) Each Party agrees to use its reasonable best efforts to effect the assignment of, novation of, or change of name with respect to, each Company Contract that may require consent to assignment, novation or a change of name under its terms and conditions or under Applicable Laws, and further agrees to provide all documentation necessary to effect each such consent to assignment, novation or a change of name, including all instruments, certifications, requests, legal opinions, audited financial statements and other documents required by Part 42 of FAR to effect a novation of any contract with the United States Government. In particular and without limiting the generality of the foregoing, the Company shall continue to communicate with responsible officers of the United States Government from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation or a change of name. Neither the Company nor any Stockholder makes any representation or warranty that any such consent to assignment, novation or a change of name will in fact be obtained.

(b) With respect to each Company Contract that requires novation or a change of name, prior to such novation or change of name, the Company will (i) engage Purchaser as a subcontractor under such contract, pursuant to the Subcontract Agreement, (ii) take all reasonable instruction from Purchaser as to the Company’s conduct under such contract, and (iii) promptly pay to Purchaser the full amount of the Company’s receipts related to such Company Contracts as provided in the Subcontract Agreement.

(c) The Company shall maintain its existence until all of the Company Contracts have been terminated or duly transferred to Purchaser by novation or change of name.

6.7 Tax Matters.

6.7.1 Purchase Price Allocation. Within 120 days immediately following the Closing, Parent, Federal, Purchaser, and the Company Representative shall mutually agree upon and shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets for all purposes in a manner consistent with Code Section 1060 and the regulations thereunder (and any similar provision of state, local or foreign law as appropriate) which allocation shall be binding on Parent, Federal, Purchaser, the Company and Stockholders. Parent, Federal, Purchaser, the Company and Stockholders shall file all Tax Returns (including Internal Revenue Service Form 8594 and any amended returns and claims for refund) and information reports consistent with such allocation. Each Party shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as each other Party may reasonably request to prepare such allocation. No Party shall take any position (whether in audits, on tax returns or otherwise) that is inconsistent with such allocation unless required to do so by Applicable Laws.

6.7.2 Wage Reporting. Purchaser and the Company agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

6.7.3 Cooperation on Tax Matters.

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Stockholders agree (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the applicable statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity with Taxing authority, and (b) to give Purchaser reasonable notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, allow Purchaser to take possession of such books and records.

(b) The Parties further agree, upon request, to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

6.7.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration Taxes and fees payable in respect of the purchase and sale hereunder of the Purchased Assets and the transfer and assumption of the Assumed Liabilities hereunder shall be paid by the Company.

6.8 UAR Plan. The Company and Stockholders shall prior to or on the Closing Date take all action necessary so that (a) as of the Closing, the Company will have received irrevocable and unconditional releases from all participants in the UAR Plan in respect of the UAR Plan and their Units, subject only to the payment of each participant’s benefits thereunder, in form and substance subject to the reasonable satisfaction of Federal (the “UAR Plan Releases”) and (b) within five Business Days after the Closing Date the Company shall have either paid to all participants or to an unaffiliated escrow agent on behalf of all participants all amounts payable to the participants in respect of consummation of the Closing.

6.9 Regulatory Filings. During the Pre-Closing Period, each of the Parties shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall refrain from taking any action that would impede compliance with, all Applicable Laws, and, as promptly as practicable after the date of the Original Agreement, each of the Parties shall make all filings, notices, petitions, statements, registrations, submissions or information, application or submission of other documents required by any Government Entity in connection with the Transactions, including: (a) any other filing or registration necessary to obtain any material consent, authorization or approval or otherwise required or advisable to consummate the Transactions; and (b) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the Parties. Each Party shall cause all documents that it is responsible for filing with any Government Entity under this Section 6.9 to comply in all material respects with all Applicable Laws. The parties acknowledge that they received clearance under the HSR Act as of January 25, 2006.

6.10 Exchange Information. During the Pre-Closing Period, each of the Parties shall promptly supply the other Parties with any information which may be required to effectuate any filings or application pursuant to Section 6.9. Except where prohibited by Applicable Laws, each of the Parties shall consult with the other Parties prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any Party in connection with any investigations or proceedings in connection with this Agreement or the Transactions (including under any antitrust or fair trade Applicable Laws), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the Transactions; provided that, with respect to any such filing, presentation or submission, no Party need supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that Applicable Laws require such Party to restrict or prohibit access to any such properties or information.

6.11 Notification. During the Pre-Closing Period, each of the Parties will notify the other promptly upon the receipt of: (a) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (b) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.9, the respective Party will promptly inform the other Party of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

6.12 Accounts Receivable. Effective as of the Closing, except as may otherwise required by the Subcontract Agreement and Transition Services Agreement, the Company hereby irrevocably constitutes and appoints Purchaser the Company’s true and lawful attorney-in-fact, with full power of substitution, in the Company’s name, place and stead to endorse the Company’s name on any checks and other remittances received on account of the Company Receivables and the Company Work-in-Process included in Purchased Assets as of the Closing and to perform all other acts necessary or desirable to collect the Company Receivables and amounts received with respect to the Company Work-In-Process for Purchaser’s account. In accordance with the Transition Services Agreement, the Company agrees that it shall promptly after receipt after the Closing, transfer and deliver to Purchaser any cash or other property that the Company may receive in respect of such Company Receivables or on account of the Company Work-In-Process, and any mail, checks or other documents received by the Company relating to any of the

Purchased Assets or Assumed Liabilities, such cash, property, mail, checks and documents to be delivered in the form and condition in which received, except for the opening of any envelope or package. The Company shall use its commercially reasonable efforts to assist Purchaser in the collection of Company Receivables and all amounts receivable on account of the Company Work-In-Process after the Closing to the extent requested by Purchaser. Purchaser shall use its commercially reasonable efforts in the collection of Company Receivables and all amounts receivable on account of the Company Work-In-Process after the Closing in accordance with Purchaser’s usual and customary practices.

6.13 Change of Name. Concurrently with the later of (a) the date of termination of the Subcontract Agreement or (b) the date of termination of the Transition Services Agreement, the Company shall take all action required to change its name to a name having no relationship to “Information Services Systems Support, Inc.,” “ISS,” any derivation of “Information Systems Support, Inc.” or “ISS” or any other name used in the Business; provided that the Company shall use the name “Information Services Systems Support, Inc.” during the terms of the Subcontract Agreement and the Transition Services Agreement, solely for the limited purposes provided therein.

6.14 Preservation of Goodwill. The Company shall use its commercially reasonable efforts to aid Purchaser in establishing itself as the new owner and operator of the Purchased Assets and the Business and, in connection therewith, shall use the Company’s commercially reasonable efforts to maintain its goodwill and reputation with the suppliers, clients and creditors of the Company and any others having business relations with them and in the business community generally.

6.15 Employees.

6.15.1 General. Subject to the consummation of the Closing, Purchaser shall offer employment to the Company’s full-time employees and Purchaser shall use its reasonable commercial efforts to encourage such employees to accept such offers of employment. Subject to Applicable Laws, the Company shall make a good faith effort to encourage the Company’s full-time employees to accept employment with Purchaser as of the Effective Time, and as of one minute prior to the Effective Time, the Company shall terminate the employment of its full-time and part-time employees. Purchaser agrees to assume all accrued salaries and wages and accrued vacation, as reflected on the face of the Final Closing Balance Sheet (rather than the notes thereto), of all Company full-time employees who become, as of the Effective Time, employees of Purchaser.

6.15.2 Employee Benefits. The Company shall retain full responsibility for the continued administration and, as of the Closing Date, termination of its 401(k) plan. No assets or Liabilities with respect to the Company employees will be included in Assumed Liabilities or otherwise shall be transferred as a result of this Agreement from any retirement Company Plan (defined contribution or defined benefit) to any plan maintained or established by Purchaser or Federal. The Company shall retain all obligations to fund or otherwise provide benefits accrued on or before the Closing Date by the employees under any Company Plans. Purchaser shall have no Liability with respect to the Company’s Plans, provided that nothing in this Agreement shall prohibit rollovers pursuant to Code Section 402(c).

6.15.3 Company 401(k) Plans. Parent hereby agrees that, with the approval of the plan administrator of the Parent’s tax-qualified 401(k) plan (the “Parent’s 401(k) Plan”), which approval will not be unreasonably withheld, Parent will cause the Parent’s 401(k) Plan to accept rollovers or direct rollovers of “eligible rollover distributions” within the meaning of Code Section 402(c) made with respect to the Company’s former employees who become Purchaser employees pursuant to the Company 401(k) Plan by reason of the Transactions. Rollover amounts contributed to the Parent’s 401(k) Plan in accordance with this Section 6.15.3 shall at all times be 100% vested and shall be invested in accordance with the provisions of the Parent’s 401(k) Plan.

6.15.4 Cooperation. The Company and Purchaser shall cooperate and provide such information as may reasonably be necessary with respect to each of the actions contemplated in this Section 6.15, including the procurement of any required approvals from Governmental Entities.

6.15.5 Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent, Federal or Purchaser or any Affiliate of Parent, Federal or Purchaser to take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean making proposals, executing or carrying out agreements or submitting to Applicable Laws providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to the Parent and its Subsidiaries or to the Business, each taken s a whole, or the holding separate of stock or assets or imposing or seeking to impose any limitation on the ability of the Parent, Federal or any of its Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Business except to the extent not material to the Parent and its Subsidiaries, or the Business, each taken as a whole.

6.16 Assistance in Preparation of Financial Statements. If after the Closing Date Parent concludes it is required to make disclosures in SEC reports or registration statements, including SEC Form 8-K, regarding the Transactions, the Company shall provide Parent and its independent auditors reasonable access during normal business to the Company’s facilities and employees as Parent and its auditors may request from time to time in connection with the preparation and review of historical financial statements for the Business.

6.17 Additional Actions. It is anticipated that the Parties will agree upon a flow of funds memorandum pursuant to which, among other things, payments contemplated hereby at Closing shall made. If, at any time after the Closing Date; any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in Purchaser title to or ownership or possession of the Purchased Assets acquired pursuant to this Agreement, the Company Representative, and the officers and directors of Federal and Purchaser are fully authorized in their name and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

6.18 Co-operation. Pursuant to the Transition Services Agreement, the Parties shall cooperate and provide such information with respect to the matters addressed herein, including providing access to the books and records of the Business to the extent reasonably required in connection with the Excluded Liabilities, Excluded Assets or Covered Matters, and to comply with its obligations under Applicable Laws.

Article 7

Conditions Precedent

7.1 Conditions Precedent to the Obligations of Each Party. The obligations of the Parties to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the Party for whose benefit such condition is imposed:

7.1.1 No Illegality. There shall not have been any action taken, and no Applicable Laws shall have been enacted, by any Governmental Entity since the date of this Agreement that would prohibit or materially restrict the consummation of the Transactions.

7.1.2 Government Consents.

(a) Except for Novations, all filings with and notifications to, and all approvals and authorizations of, third parties (including Governmental Entities) required for the consummation of the Transactions shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

(b) Any applicable waiting period under the HSR Act related to the Transactions shall have expired or been terminated.

7.1.3 No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transactions shall be in effect (each Party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, materially restrict, invalidate or set aside consummation of the Transactions.

7.1.4 Escrow Agreement. Each of the applicable Parties, together with the Escrow Agent, shall have entered into the Escrow Agreement.

7.1.5 Subcontract Agreement. Each of the applicable Parties shall have entered into the Subcontract Agreement.

7.1.6 Transition Services Agreement. Each of the applicable Parties shall have entered into the Transition Services Agreement.

7.2 Conditions Precedent to Obligation of Parent, Federal and Purchaser to Consummate the Closing. The obligations of Parent, Federal and Purchaser to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which conditions may be waived by Parent, Federal or Purchaser prior to Closing:

7.2.1 Representations and Warranties. The representations and warranties of the Company, Stockholders and Voting Trustee contained in Article 3 shall be true and correct, disregarding any Materiality Qualifications and Section 3.27, in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and the Company and each Stockholder shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of the Company by the Company’s President and Chief Financial Officer and signed by each Stockholder.

7.2.2 Agreements and Covenants. The Company shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and the Company and the Stockholders shall have delivered to Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of the Company by the Company’s President and Chief Financial Officer and signed by each Stockholder.

7.2.3 Legal Opinion. Parent, Federal and Purchaser shall have received an opinion from Holland & Knight LLP, counsel to the Company and Stockholders, substantially the form of Exhibit B.

7.2.4 Closing Documents. The Company and Stockholders shall have delivered to Parent the Company Closing certificate described hereafter in this Section and such Closing documents as the Parent shall reasonably request (other than additional opinions of counsel). The Company Closing certificate, dated as of the Closing Date, duly executed by the Company’s secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on the Company’s behalf in connection herewith; (b) the resolutions adopted by the Company’s Board authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (c) the Company’s Organizational Documents.

7.2.5 Third-Party Consents. All third-party consents or approvals listed in Schedule 7.2.5 shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

7.2.6 Employment Agreements, Purchaser shall have entered into employment agreements substantially in the form of Exhibit C with (a) each of the individuals listed in Schedule 7.2.6 and (b) at least 95% of all Company full-time billable employees listed on Schedule 7.2.6.

7.2.7 Non-Compete, Non-Solicitation and Non-Disturbance Agreement. The Company shall have entered into 10-year non-compete, non-solicitation and non-disturbance agreement, with Parent, Federal and Purchaser in form and in substance satisfactory to Federal.

7.2.8 UAR Plan Releases. The Company shall have obtained and delivered to Federal UAR Plan Releases, in form and substance reasonably satisfactory to Federal in accordance with Section 6.8. for such participants in the UAR Plan who are entitled to at least 95% of all payments that will be payable thereunder as a result of the Closing.

7.2.9 Administrative Compliance Agreement. The United States Army shall have agreed to terminate or amend the Administrative Compliance Agreement, effective as of the Closing Date, in form and substance satisfactory to Federal.

7.2.10 Company Contracts. The Company shall have delivered to Purchaser a list, as of the Closing Date, of all Company Contracts (“Schedule 7.2.10”).

7.2.11 Material Adverse Effect. Since the date of this Agreement, the Company shall not have suffered a Company Material Adverse Effect.

7.2.12 Lease Amendment. T&A and Purchaser shall have executed and delivered the Lease Amendment and the Assignment and Assumption of Lease.

7.2.13 Updated Employee List. The Company shall have delivered to Purchaser a list setting forth, as of the Closing Date, the name of each Company employee and such employee’s position and annual salary.

7.2.14 Non-Foreign Affidavit. The Company shall deliver to Purchaser a non-foreign affidavit as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 stating that the Company is not a “foreign person” as defined in Code Section 1445.

7.2.15 Consulting Agreement. The Company, Stockholders and Company Representative shall have executed and delivered to the Purchaser a Consulting Agreement, in form and substance reasonably satisfactory to Purchaser, with David Reichardt (“Consultant”) for the purposes of administering and overseeing the winding up of the Company. Unless and until otherwise notified in writing by the Company, Consultant (who also as of immediately following the consummation of the Closing, will be appointed President of Company) is authorized to act on behalf of Company in all respects and is authorized to execute and deliver any and all agreements and other all documents in the name and on behalf of the Company in connection with the transactions contemplated by this Agreement and the Escrow Agreement and the Parent Indemnified Parties are hereby authorized to rely on the Company’s above-referenced authorization of Consultant.

7.2.16 Company Receivables. The Company shall have delivered to Purchaser in reasonable detail a list of all Company Receivables as of no more than fifteen (15) calendar days prior to the Closing Date.

7.3 Conditions to Obligations of the Company and the Stockholders to Consummate the Closing. The obligations of the Company and the Stockholders to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived by the Company or the Company Representative prior to Closing:

7.3.1 Representations and Warranties. The representations and warranties of Parent, Federal and Purchaser contained in this Agreement shall be true and correct, disregarding any Materiality Qualifications, in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Parent shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by the President and Chief Financial Officer of Parent.

7.3.2 Agreements and Covenants. Parent, Federal and Purchaser shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Parent shall have delivered to the Company a certificate to that effect, dated as of the Closing Date and signed on behalf of Parent by Parent’s President and Chief Financial Officer.

7.3.3 Legal Opinion. The Company shall have received an opinion from Parent’s general counsel or deputy general counsel in substantially the form of Exhibit E.

7.3.4 Closing Documents. Parent, Federal and Purchaser shall have delivered to the Company closing certificates of Parent, Federal and Purchaser and such other closing documents as the Company shall reasonably request (other than additional opinions of counsel). Each of the Closing certificates of Parent, Federal and Purchaser, dated as of the Closing Date, duly executed by the secretary or assistant secretary of Parent, Federal and Purchaser, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent, Federal and Purchaser in connection herewith; (b) the resolutions adopted by the board of directors of the Parent, Federal and Purchaser authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (c) the certificate of incorporation and by-laws of the Parent, Federal and Purchaser.

7.3.5 Lease Amendment and Assignment and Assumption of Lease. Purchaser shall have executed and delivered the Lease Amendment and the Assignment and Assumption of Lease.

7.3.6 Payment of Purchase Price. Federal or Purchaser shall have tendered the Purchase Price payable pursuant to Sections 2.2.1(a) and 2.2.1(b).

Article 8

Survival of Representations and Covenants

8.1 The Company’s, Stockholders’ and Voting Trustee’s Representations and Covenants. All representations and warranties made by the Company, Stockholders and Voting Trustee in this Agreement, or any certificate or other Closing documents delivered by the Company, Stockholders or any of their Affiliates pursuant to Section 7.2, shall survive the Closing and any investigation at any time made by or on behalf of Parent, Federal or Purchaser and shall terminate on the second anniversary of the Closing Date, except that (a) Parent Indemnified Party Indemnification Claims pending on such date shall continue until resolved, (b) the representations and warranties in Sections 3.10,

3.11 and 3.13, and any certificates given in respect thereof pursuant to Section 7.2 shall survive until the fourth anniversary of the Closing Date, except that Parent Indemnified Party Indemnification Claims pending on such date in respect of any of such Sections 3.10, 3.11 and 3.13 shall continue until resolved in accordance with Section 6.3 and (c) the representations and warranties in Sections 3.15 and 3.16 and any certificates given in respect thereof pursuant to Section 7.2 shall survive until the expiration of the applicable statute of limitations. The Pre-Closing Covenants shall survive the Closing until the second anniversary of the Closing Date, except that Parent Indemnified Party Indemnification Claims pending on such date in respect of any of Pre-Closing Covenants shall continue until resolved in accordance with Section 6.3. The covenants, agreements and obligations of the Company, any Stockholder and Voting Trustee in this Agreement or in any certificate or other Closing documents delivered by the Company, Stockholders or any of their Affiliates pursuant hereto or in connection herewith to be performed or otherwise satisfied at or after the Closing shall survive the Closing and any investigation at any time made by or on behalf of Parent, Federal or Purchaser.

8.2 Parent’s, Federal’s and Purchaser’s Representations and Covenants. All representations and warranties made by Parent, Federal and Purchaser in this Agreement or any certificate or other writing delivered by Parent, Federal, Purchaser or any of their respective Affiliates pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date, except that Indemnification Claims of the Company or Stockholders pending on such date shall continue until resolved in accordance with Section 6.3. The covenants, agreements and obligations of Parent, Federal or Purchaser in this Agreement or any certificate or other Closing documents delivered by the Parent, Federal or Purchaser pursuant hereto or in connection herewith to be performed or otherwise satisfied at or after the Closing shall survive the Closing and any investigation at any time made by or on behalf of the Company or Stockholders.

Article 9

Other Provisions

9.1 Termination Events

9.1.1 Termination Events. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Parent and the Company;

(b) by Parent if there has been a material breach of any representation or warranty that does not include a Materiality Qualification or a breach of any representation and warranty which includes a Materiality Qualification (after giving effect to any such Materiality Qualification) or a material breach of any covenant or agreement contained in this Agreement on the part of the Company, any Stockholder or the Voting Trustee and such breach has not been cured within 10 Business Days after written notice to the Company (provided that neither Parent nor Federal is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured with such 10 Business Days) such that the conditions set forth in Section 7.2.1 or Section 7.2.2, as the case may be, will not be satisfied;

(c) by the Company if there has been a material breach of any representation or warranty that does not include a Materiality Qualification or a breach of any representation and warranty which includes a Materiality Qualification (after giving effect to any such Materiality Qualification) or a material breach of any covenant or agreement contained in this Agreement on the part of Parent, Federal or Purchaser and such breach has not been cured within 10 Business Days after written notice to Parent (provided, that neither the Company nor any Stockholder is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured within such 10 Business Days) such that the conditions set forth in Section 7.3.1 or Section 7.3.2, as the case may be, will not be satisfied;

(d) by any Party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transactions; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Parent’s or Federal’s ownership or operation of all or a material portion of the capital stock or assets of the Company, or compel Parent, Federal or Purchaser to dispose of or hold separate all or a material portion of the business or assets of the Company, Parent, Purchaser or Federal as a result of the Transaction; or

(e) by any Party if the Transaction shall not have been consummated by April 1, 2006, provided that the right to terminate this Agreement under this Section 9.1.1(e) shall not be available to any Party whose material breach of any representation or warranty (disregarding any Materiality Qualifications thereto) or failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

9.1.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1.1, all of the obligations of the Parties under this Agreement shall terminate, except for such obligations under Section 6.5 and that termination of this Agreement pursuant to either Sections 9.1.1(b), or (c) shall neither limit or impair any remedies that a Party may have with respect to a willful misrepresentation or willful inaccuracy in, or willful breach of, any representations, warranties, agreements, covenants or obligations hereunder by another Party, nor release any Liability that a Party may have with respect to a willful misrepresentation or willful inaccuracy in, or willful breach of, any representations, warranties, agreements, covenants or obligations of such Party hereunder.

9.2 Intentionally Blank.

9.3 Notices. All notices, consents, approvals, designations, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third Business Day following the date on which so mailed or sent:

To Parent, Federal and Purchaser:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attention: Dr. J. P. London, Chairman

Fax: 703-841-2850

with copies to:

Judith B. Kassel

Senior Vice President, Deputy General Counsel and Assistant Secretary

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Fax: 703-841-2850

Carter Strong, Esq.

Arent Fox PLLC

1050 Connecticut Avenue, NW

Washington, DC 20036

Fax: 202-857-6395

To the Company (pre-Closing):

Information Systems Support, Inc.

13 Firstfield Road, Suite 100

Gaithersburg, MD 20878

Attention: Eric P. Whittleton, President

Fax: 301-896-0760

with copies to:

William Mutryn, Esq.

Holland & Knight LLP

2099 Pennsylvania Avenue, NW

Suite 100

Washington, DC 20006

Fax: 202-955-5564

To the Stockholders:

Young Yong Lee and Ae Kyung Lee

P.O. Box 3939

Gaithersburg, MD 20855-3939

with copies to:

William Mutryn, Esq

Holland & Knight LLP

2099 Pennsylvania Avenue, NW

Suite 100

Washington, DC 20006

Fax: 202-955-5564

To the Voting Trustee:

Jack A. Garson, Esq.

Garson Claxton LLC

7910 Woodmont Avenue

Suite 650

Bethesda, MD 20814

Fax: 301-280-2707

To Company and the Company (post-Closing):

Information Systems Support, Inc.

c/o DaLore Associates

9929 Potomac Manors Drive

Potomac, MD 20854

Attn: David Reichardt

Fax: 301-765-0607

with copies to:

William Mutryn, Esq

Holland & Knight LLP

2099 Pennsylvania Avenue, NW

Suite 100

Washington, DC 20006

Fax: 202-955-5564

9.4 Entire Agreement. Unless otherwise herein specifically provided, this Agreement, including the Exhibits documents and instruments and other agreements among the Parties as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

9.5 Assignability. Except for the Parties and as otherwise expressly provided in Section 6.3, this Agreement is not intended to confer upon any Person, including the Persons named in clauses (a), (b) and (c) of Section 6.2.2, any rights or remedies hereunder. Neither this Agreement nor any of the rights and obligations of the Parties hereunder shall be assigned or delegated without the written consent of all Parties, except that any Parent Indemnified Party may assign its rights to indemnification hereunder to its one or more lenders.

9.6 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.7 Specific Performance. The Parties acknowledge that damages alone may not adequately compensate a Party for a breach by another Party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under Applicable Laws, any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other Party hereunder, including the right to enforce specifically the terms and conditions of this Agreement by obtaining injunctive relief in respect of any breach or non-performance hereof.

9.8 Joint and Several Liability. Notwithstanding anything herein to the contrary, for all purposes of this Agreement, (a) each Stockholder agrees that he or she shall be deemed to have made herein all of the representations and warranties made by the other Stockholder and by the Company herein or otherwise pursuant hereto and is jointly and severally liable for the obligations, agreements and covenants of the other Stockholder and the Company herein and (b) the Company agrees that it shall be deemed to have made herein all of the representations and warranties made by each Stockholder herein or otherwise pursuant hereto and is jointly and severally liable for all obligations, agreements and covenants of each Stockholder herein.

9.9 U.S. Currency. All amounts payable hereunder shall be paid in United States dollars.

9.10 Governing Law. This Agreement shall take effect and shall be construed as a contract under the laws (excluding conflict of law rules and principles) of the Commonwealth of Virginia.

9.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

9.12 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice of demand as provided in this Agreement or the documents referred to in this Agreement.

9.13 Bulk Transfer Laws. The Parties agree to waive compliance by any

Party with Article 6 of the Uniform Commercial Code as in effect in the State of Maryland and in any other states where the Purchased Assets may be located and under any other applicable “bulk sales” or “bulk transfer laws” of any jurisdiction in connection with the Transactions, and the Company and the Stockholders shall have no Liability for any Losses suffered, incurred or paid by any Parent Indemnified Party by reason of, in whole or in part, any failure to so comply with such provisions or similar Applicable Laws, unless such Loss is directly attributable to a breach of this Agreement by the Company or one or both Stockholders, in which case Section 6.3 shall govern.

9.14 WAIVER OF TRIAL BY JURY. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

IN WITNESS WHEREOF, the Parties have duly executed this Amended and Restated Asset Purchase Agreement under seal as of the date first above written.

CACI International Inc

By:	/s/ Stephen L. Waechter
Name:	Stephen L. Waechter
Title:	Executive Vice President and Chief Financial Officer

CACI, INC.-FEDERAL

By:	/s/ Stephen L. Waechter
Name:	Stephen L. Waechter
Title:	Executive Vice President and Chief Financial Officer

CACI ACQUISITION, INC.

By:	/s/ Stephen L. Waechter
Name:	Stephen L. Waechter
Title:	Executive Vice President and Chief Financial Officer

INFORMATION SYSTEMS SUPPORT, INC.

By:	/s/ Eric P. Whittleton
Name:	Eric P. Whittleton
Title:	Chief Executive Officer and President

Stockholders

/s/ Ae Kyung Lee
Ae Kyung Lee

/s/ Young Yong Lee
Young Yong Lee

Voting Trustee
(for the limited purposes of making the representations and warranties contained in Sections 3.2.1(b) and 3.4.1(b))

/s/ Jack A. Garson
Jack A. Garson, as Voting Trustee

Schedule 1

CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS

1.1. Construction of this Agreement and Certain Terms and Phrases.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” without any reference to a specified document refer to the specified Article, Section, Schedule and Exhibit, respectively, of this Agreement.

(b) The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”; if exclusion is intended, the word “comprising” is used instead.

(c) The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(d) Whatever this agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) Any reference to any federal, state, local or foreign statute or law, including any one or more sections thereof, shall be deemed also to refer to, unless the context requires otherwise, all rules and regulations promulgated thereunder, including Treasury Regulations.

(g) Any representation or warranty contained herein as to the enforceability of a contract, including this Agreement, shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(h) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions hereof.

(i) Except as may otherwise be specifically expressed therein, the disclosures in the Article 3 Schedules shall relate only to the representations and warranties in the particular Section of Article 3 to which they expressly relate and not to any other representation or warranty contained in Article 3.

(j) In the event of any inconsistency between the statements in the body of this Agreement and those in the Article 3 Schedules other than an exception expressly set forth in such Article 3 Schedules (subject to subclause (i) immediately above), the statements in the body of this Agreement will control.

1.2. Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
A. Lee	Preamble
Accumulated Funding Deficiency	Section 3.11.2
Active Government Contract	Section 3.24.1
Agreement	Preamble
Audited Balance Sheet	Section 3.5
Auditor	Section 2.2.3.3
Balance Sheet Date	Section 3.5
Business	Preamble
Capped Claims	Section 6.3.5.2
Closing	Section 2.1
Closing Balance Sheet	Section 2.2.2.1
Closing Conditions	Section 2.3
Closing Date	Section 2.3
Common Stock	Recital R.2
Company	Preamble
Company Balance Sheet	Section 3.5
Company Board	Section 3.4.1
Company Financial Statements	Section 3.5
Company Indemnified Parties	Section 6.3
Company Insurance Contracts	Section 3.19
Company Indemnified Parties	Section 6.3
Company Licensed Rights	Section 3.18.2
Company Proprietary Rights	Section 3.18.1
Company Plans	Section 3.11.1
Completed Government Contract	Section 3.24.1
Employee List	Section 3.12.2
Escrow	Section 2.2.1(b)
Escrow Payment	Section 2.2.1(a)
Excepted Claims	Section 6.3.5.1
Expenses	Section 6.2.1
FAR	Section 3.24.3
Federal	Preamble
Final Closing Balance Sheet	Section 2.2.3.4
IRS	Section 3.11.3
Indemnification Claim	Section 6.3.2
Indemnified Person	Section 6.3.2
Indemnifying Party	Section 6.3.2

Liabilities	Section 3.7
Materiality Qualifications	Section 3.27
Notice of Claim	Section 6.3.2
Novations	Section 2.1
Organizational Documents	Section 3.4.2
Parent	Preamble
Parent Balance Sheet	Section 4.3
Parent Indemnified Parties	Section 6.3
Parent Indemnifying Parties	Section 6.3
Parent Indemnity Deductible	Section 6.3.4
Parent Reports	Section 4.3
Parent’s 401(k) Plan	Section 6.18
Permits	Section 3.8
Pre-Closing Covenants	Section 6.3.5.1
Pre-Closing Period	Section 5.1
Purchase Price	Section 2.2
Purchaser	Preamble
Purchaser Objection	Section 2.2.3.2
Schedule 7.2.10	Section 7.2.10
S Corporation	Section 3.10.6
SEC	Section 4.3
Stockholder	Preamble
Third Party Claim	Section 6.3.3
Transactions	Recital R.4
UAR Plan Releases	Section 6.10
Voting Trustee	Preamble
Welfare Plan	Section 3.11.6
Y. Lee	Preamble

1.3. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

Administrative Compliance Agreement: the Administrative Compliance Agreement dated as of August 26, 2005 between the United States Army and the Company.

Affiliate: with respect to any Person, any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

Agreement: collectively, this Amended and Restated Asset Purchase Agreement to which this Schedule 1.1 is attached and the Schedules, including this Schedule 1.1, referenced in such Amended and Restated Asset Purchase Agreement and including the disclosure schedules to Article 3 delivered at the execution of the Original Agreement.

Applicable Laws: with respect to any Person, any law, statute, treaty, rule, regulation, ordinance, permit, license, judgment, order, writ, injunction, decree, directive, determination or other requirement of any Governmental Entity or arbitrator, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Assignment and Assumption of Lease: the assignment and assumption of lease agreement among the Company, Purchaser and T&A regarding the Office Lease, substantially in the form of Exhibit D-2.

Assumed Liabilities: as of the Closing Date, the Company’s following Liabilities, and only such Liabilities: (a) the Business accounts payable, accrued expenses and advance billings to customers as set forth on the face of the Final Closing Balance Sheet; (b) the Company’s obligations of payment or performance that become due or otherwise accrue after the Closing Date with respect to the Purchased Assets, including Company Engagements and Company Contracts; (c) the Company’s obligation for accrued vacation and accrued salaries and wages to its full-time employees who become Purchaser employees as of the Effective Time to the extent reflected on the face of Final Closing Balance Sheet (rather than the notes thereto); (d) the Company’s obligations of payment for borrowed money and interest thereon under the Company Credit Facilities, which amounts will be paid in full, terminated and closed concurrently with the Closing; (e) all Liabilities for Taxes arising out of or relating to the Purchased Assets and Assumed Liabilities for all periods commencing after the Closing Date; and (f) all acts or omissions of Parent, Federal or Purchaser relating to the Purchased Assets or the Assumed Liabilities occurring after the Closing Date; provided that, notwithstanding anything herein to the contrary, Assumed Liabilities shall not include any Excluded Liabilities and Covered Matters.

Business: the Company’s business, including the Purchased Assets and Assumed Liabilities, of providing information technology, communications and logistic solutions and other services, including support, to clients and customers, including Governmental Entities, including the United States Government (both the Department of Defense and civil federal), and state and local governments, and commercial Persons, and related consulting services and the provision of any and all incidental products and service to any one or more of the above-referenced Persons.

Business Day: a day (other than a Saturday or Sunday) on which commercial banking institutions in New York, New York are open for the transaction of substantially all of their banking business.

COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

Code: the U.S. Internal Revenue Code of 1986, as amended.

Commercial Software: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to the Company and which are used in the Business but are in no way a component of or incorporated in or specifically required to develop any of the Company’s products and related trademarks and technology.

Company Contracts: all contracts listed on Schedules 3.16.2, 3.17.1, 3.18.1, and 3.24.1, including Company Government Contracts, Company Engagements and Company Leases, regardless of whether the Company has obtained any necessary consents to the assignment of such contracts hereunder.

Company Asset Ownership Claims: any and all claims of one or more Parent Indemnified Parties under Section 6.2 in respect of the representations and warranties in Sections 3.15 and 3.16 or in any certificate given pursuant to Section 7.2 in respect of any one or both of such Sections.

Company Completed Engagement: all contracts and other arrangements, including task orders, pursuant to which the Company formerly provided goods or services, excluding the contracts and other arrangements listed on Schedule 3.17.1.

Company Credit Facilities: the line of credit loan to the Company pursuant to the Revolving Demand Commercial Note and related agreements, as amended from time to time, dated as of June 9, 1998, with United Bank.

Company Engagements: all contracts and other arrangements pursuant to which the Company is providing goods or services, and all proposals, bids and offers for future such contracts and arrangements, including the contracts and other arrangements, proposals, bids and offers listed on Schedules 3.16.2, 3.17.1, 3.18.1 and 3.24.1.

Company Inventory: all of the Company’s inventory and supplies.

Company’s Knowledge: the actual knowledge of David L. Reichardt, any one or more of members of the Company Board (including Daniel Bannister and John G. Coburn), and of any one or more of the following officers of the Company: Chief Executive Officer (currently Eric P. Whittleton), President (currently Eric P. Whittleton); Chief Operating Officer and Executive Vice President (currently Gary Fuller), Executive Vice President—Corporate Program (currently Mark J. Morein), Executive Vice President and Chief Financial Officer (currently Angeline O. Wong), Controllers; Director of Contracts; Vice President, Eastern Operations Group (currently Wayne DeAtley), Acting Head of Central Operations Group (currently Gary Fuller), Vice President Western Operations Group (currently Christopher Brown), Vice President Asia-Pacific Operations Group (currently Gerald Greer), Ethics Program Director/Compliance Officer under the Administrative Compliance Agreement (currently Worth MacMurray), and Vice President A76 Consulting (currently George Alexander).

Company Leases: each lease, sublease, license or other agreement under which the Company uses, occupies or has the right to occupy any real property or interest therein that (a) provides for future minimum payments of $25,000 or more (ignoring any right of cancellation or termination) or (b) the cancellation or termination of which would have a Company Material Adverse Effect and includes each Lease listed on Schedule 3.16.2.

Company Material Adverse Effect: any materially adverse change in or effect (a) on the financial condition, Business, operations, assets, properties, results of operations or prospects of the Company before the Closing and on the Business or Purchased Assets after the Closing or (b) the ability of the Company to consummate the Closing and satisfy its other obligations hereunder, provided that (i) changes in general industry conditions or general economic conditions, consequences of acts of war or terrorism, (ii) adverse effects arising from the announcement or consummation of the Transactions, or (iii) the loss of a re-compete of any Company Contract, the failure of any Company Contract to be renewed or have an option elected, the failure of the Company to be awarded any Government Contract in response to a Government Bid or the termination of any Company Contract for convenience (including the Government Con tract with UMI, #GS09K99BHD0006), shall not be deemed to constitute a Company Material Adverse Effect.

Company Receivables: any and all of the Company’s accounts receivable and unbilled accounts receivable as of the Closing, including to the extent reflected on the Final Closing Balance Sheet.

Company Representative: the person authorized to act on behalf of the Company and Stockholders pursuant to the Consulting Agreement.

Consulting Agreement: The agreement that will be entered into at or prior to the Closing pursuant to which, among other things, a person shall be authorized by the Company and Stockholders to act on their behalves hereunder and under the Escrow Agreement, all on terms and conditions subject to Purchaser’s reasonable satisfaction.

Control (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Covered Matters: means any one or more Liabilities under, in respect of, or otherwise arising from one or more matters listed in Schedule 1.3.1.

Encumbrance: means any mortgage, pledge, proxy, lien, charge, security interest, assignment as security, conditional sale or other title retention agreement, third party rights or other encumbrance

Environmental Claim: any actual notice alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, whether or not owned by that party or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: any and all federal, state or local statutes, regulations and ordinances relating to the protection of public health, safety or the environment in existence and effective on the Closing Date, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Code Section 414(b), (c) and (m).

Escrow Agent: PNCBank, or such other national bank in the United States mutually acceptable to Parent and Company Representative, which will serve as escrow agent pursuant to the Escrow Agreement.

Escrow Agreement: the agreement that will be entered into at the Closing among the applicable Parties and the Escrow Agent substantially in the form of Exhibit A regarding, among other things, the administration of the Escrow as contemplated by Sections 2.2.1(b) and 7.1.4.

Excluded Assets: (a) Asset Purchase Agreement, dated December 28, 2003, by and among Biometric Solutions Group, Inc., the Company, and SAFLINK Corporation; (b) Beneficiary Agreement, dated December 28, 2003, by and among Biometric Solutions Group, Inc., the Company, and Homeland Solutions LLC; (c) common stock of SAFLINK Corporation beneficially owned by the Company; (d) the Company’s 401(k) plan; (e) ABD Retirement & Financial Services Master Services Agreement, effective as of January 1, 2002, between ABD Insurance & Financial Services, Inc. and the Company; (f) each agreement listed on Schedule 1.3.1; (g) the American Express Corporate Card Account Agreement, dated as of August 1, 1999, between American Express Company and the Company; (h) McAdams Technologies Escrow Agreement, dated as of June 10, 2003, and the rights to receive revenue subject to that agreement as of the date of the Original Agreement only if such Agreement is not terminated as of Closing between the Company, McAdams Technologies, Inc. and United Bank or renegotiated so that it contains terms and conditions that are satisfactory to the Purchaser; (i) the Sales Agency Agreement; (j) each agreement listed on Schedule 3.14; (k) $225K investment in KISS in Korea ISS (unrelated party) in 2003; and (l) the Anuenue claim described in item #1 on Schedule 3.24.4.

Excluded Liabilities: (a) all Liabilities arising out of or relating to Excluded Assets; (b) all Liabilities of the Company and Stockholders hereunder or otherwise in connection with the Transactions; (c) except for Liabilities specifically included in the definition of Assumed Liabilities, all Liabilities of the Company related to any act or omission of the Company or any Stockholder with respect to, or any event or circumstances related to, the ownership or operation of the Purchased Assets or the Business, which act, omission, event or circumstance occurred or existed prior to the Closing; (d) all Liabilities related to the Business or the Purchased Assets and owed by the Company to any Affiliate of the Company or of any Stockholders, other than pursuant to the Office Lease as reflected on the face of the Final Closing Balance Sheet (rather than any notes thereto); (e) except for such Assumed Liabilities reflected on the face of the Final Closing Balance Sheet (rather than any notes thereto), all Liabilities of the Company relating primarily to the Business or the Purchased Assets which arose prior to the Closing and which have not been satisfied prior to the Closing; (f) all Liabilities of the Company or of any Stockholder for Expenses, except such Expenses of the Company reflected on the face of the Final

Closing Balance Sheet (rather than any notes thereto); (g) all Liabilities for sales or use Taxes which have arisen or may arise with respect to the conduct or activities of the Business prior to the Closing except for such Liabilities reflected on the face of the Final Closing Balance Sheet (rather than on the notes thereto); (h) Intentionally Left Blank; (i) any personal Liability of any Stockholder incurred in any capacity (including as a director, officer, or employee of Company), (j) any Liabilities of the Company under any contract, agreement or arrangement to which the Company is a party relating to the Business or the conduct thereof other than the Company Engagements or the Company Contracts, and the contracts, agreements and arrangements set forth Schedule 7. 2.10, (k) except for bonafide trade payables, any trade practice Liabilities, (l) any Liabilities of the Company for Completed Company Engagements, including Completed Company Government Contracts, (m) any Liabilities to any current, former or deceased employee of the Company with respect to the period of time before the Closing Date except for accrued salaries and wages, and accrued vacation in accordance with Section 6.15.1, (n) any Liabilities arising under any “Employee Benefit Plan” (“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee benefit plan” (as defined in Section 3(1) of ERISA, and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including the Company’s Liabilities under the UAR Plan, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation), (o) any Liabilities of the Company for Taxes, (p) any Liabilities of the Company for income, transfer, sales, use and other Taxes arising in connection with the consummation of the Transactions (including any income Taxes arising because Purchaser is acquiring the Purchased Assets hereunder), (q) any Liabilities of the Company for the unpaid Taxes under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferred or successor, by contract or otherwise; provided, that, in the case of clauses (o) (p) and (q) above, Assumed Liabilities shall exclude such Taxes only to the extent such Taxes exceed the amount, if any, that such Taxes exceed the amount, if any, reserved for such Taxes of the Company (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income on the face of the Final Closing Balance Sheet (rather than any notes thereto) and taken into account in determining the Closing Purchase Price Adjustment pursuant to Section 2.2.2 and the Post-Closing Adjustments to the Purchase Price pursuant to Section 2.2.3; and (r) all other Liabilities of the Company that are not specifically included in the definition herein of Assumed Liabilities.

GAAP: means generally accepted accounting principles used in the United States of America.

Government Contract: any prime contract with the United States Government and any contract with a prime contractor or higher-tier subcontractor under a prime contract with the United States Government.

Governmental Entity: means any nation or government, or supranational body, any state or political subdivision thereof (including the United States or any other country or other federal, or any state, local or municipal or other), any court and any administrative agency or other regulatory body, instrumentality, authority or other entity or official thereof exercising executive, legislative, judicial, regulatory or administrative functions thereof

HSR Act: the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

Lease Amendment: the lease amendment agreement among T&A, the Company and Purchaser regarding the Office Lease, substantially in the form of Exhibit D-1.

Losses: the amount of any actual damages, Liabilities, deficiencies, losses (including any actual diminution in value), expenditures, costs or expenses (including reasonable attorneys’ fees and disbursements). For purposes of determining the amount of any Loss, and the amount of any Loss shall include the related attorneys’ fees and disbursement incurred to investigate and enforce the respective Party’s indemnification rights hereunder, and be reduced by any insurance proceeds received in respect thereof (in each case net of costs of recovery). For the avoidance of any doubt, Losses shall not include special, punitive or unforeseeable consequential damages.

Materials of Environmental Concern: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

Net Assets: immediately before the Effective Time, the value of the Purchased Assets, less the Assumed Liabilities, each determined in accordance with GAAP, applied in a manner consistent with the Audited Balance Sheet.

Office Lease: Office Lease Agreement that the Parties have deemed to be dated as of August 1, 2002 between T&A and the Company in respect of 13 Firstfield Road, Rockville, MD 20850.

Parent Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations of Parent and its Subsidiaries considered on a consolidated basis.

Party: any of Parent, Federal, Purchaser, the Company, A. Lee, Y. Lee, the Voting Trustee, and the Company Representative.

Permitted Distributions: such amount of dividends or distributions payable in cash by the Company in respect of the Common Stock, as determined by Goodman & Company, LLP, to equal the Tax Liabilities of the Stockholder in respect of his or her allocable share of the Company’s income for the year ended December 31, 2005 and an additional $5,000,000, provided that such dividends or distributions are (a) paid in accordance with Applicable Laws, (b) at a time when, the Company’s net worth, in accordance with GAAP, is in excess of $20,000,000 and giving effective thereto would result in neither (i) the Company’s net worth, in accordance with GAAP, being less than $20,000,000 nor (ii) a Company Material Adverse Effect.

Permitted Encumbrances: (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, (h) those liens disclosed on Schedule, and (i) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

Person: an individual, a corporation, an association, a partnership, limited liability company, joint stock company, an estate, a trust and any other entity, including Governmental Entity, or organization.

Purchased Assets: all of the assets, rights, properties, claims, contracts and business of the Company as of the Closing Date which are used, or held for use or otherwise useful in the conduct of the Business or any activity incidental thereto, of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, including the following: (a) the name “Information Systems Support, Inc.,” “ISS,” or any derivation of “Information Systems Support, Inc.” or “ISS” and all goodwill of the Company; provided, however, that the Company shall be able to retain and use the name Information Systems Support, Inc. during the term of the Subcontract Agreement solely for the purposes therein contemplated; (b) all Company Engagements, including the Company’s Engagements listed on Schedules 3.16.2, 3.17.1, 3.18.1 and 3.24.1; (c) all Company Contracts and contracts listed on Schedule 7.2.10; (d) all prepaid expenses, deposits, advances, other prepayments and related rights paid or obtained by the Company (other than those, if any, which constitute Excluded Assets) that exist as of the Closing with respect to the Business as identified on the face of the Final Closing Balance Sheet (rather than the notes thereto); (e) all Company Proprietary Rights, Company Licensed Rights, and all other rights of the Company in intellectual property; (f) all training materials, speaking materials and sales or promotional materials; (g) all tangible assets of the Company as of the Closing (other than those tangible assets, if any, which constitute Excluded Assets), including all furniture, fixtures, machinery, office and other equipment and leasehold improvements as listed on Schedule 3.15.2; (h) all Company Receivables, including those listed on Schedule 7.12.17; (i) all books, papers, ledgers, documents and records relating to the Purchased Assets, including all records and documents relating to the Company Engagements, the Company Contracts, the Company Receivables, the Company Work-In-Process and Assumed Liabilities; (j) all cash, cash equivalents and marketable securities of the Company on hand at the time of the Closing, including those certain Company commercial checking and money market accounts (other than cash, cash equivalents or marketable securities that would cause the Net Assets as of the Closing Date to exceed $25,000,000) as set forth on Schedule 3.20; (k) all Company Inventory on hand at Closing; (l) all Permits; (m) all of the Company’s rights and benefits under Section 9 a), b), c), d), and e) of the UAR Plan (n) rights to revenue subject to the McAdams Technologies Escrow Agreement, dated June 10, 2003 as of the date hereof only if such Escrow Agreement is terminated as of Closing and (o) all other tangible and intangible assets of the Company (other than those which constitute Excluded Assets).

Release: shall have the meaning assigned to that term in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

Sales Agency Agreement: the sales agency agreement dated as of February 24, 2005, as it may have been amended, between the Company and TelePresence, L.L.C., a Virginia limited liability company, and Y. Lee.

Stockholders’ Knowledge: the actual knowledge of any one or more Stockholders and, to the extent acquired in his capacity as Voting Trustee (but not as counsel to Y. Lee, the Company or T&A) of Voting Trustee.

Subcontract Agreement: the subcontract agreement that will be entered into as of the Closing Date between the Company and Purchaser substantially in the form of Exhibit F, as contemplated by Section 7.1.5.

Subsidiary: any corporation, partnership, limited liability company, association, joint stock company or other business entity 50% or more of the outstanding voting securities of which is owned or controlled, directly or indirectly, by the referenced Person, or by one or more Subsidiaries of the referenced Person, or by the referenced Person one or more Subsidiaries of the referenced Person. For purposes of the definition, “voting securities” means securities which ordinarily having voting power for the election of directors or of other individuals having similar functions, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, or other ownership interests ordinarily constituting a majority voting interest.

T&A: T&A Associates, LLC, a Maryland limited liability company owned in substantial part by one or both Stockholders.

Taxes: all taxes, levies and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any Governmental Entity (including federal, state, municipal and foreign Governmental Entities), and whether disputed or not.

Transition Services Agreement: the transition services agreement that will be entered into at the Closing between the Company and Purchaser substantially in the form of Exhibit G, as contemplated by Section 7.1.6.

Treasury Regulations: a regulation promulgated by the United States Department of Treasury under one or more provisions of the Code.

UAR Plan: the ISS Unit Appreciation Rights Plan, effective January 1, 2001, as amended and restated effective as of January 1, 2005, as set forth in Schedule 3.24.

United States Government: the government of the United States of America or any agency, department, division, subdivision or office thereof.

Voting Trust Agreement: the Voting Trust Agreement dated as of August 2, 2005 by and among Y. Lee, and the Voting Trustee with respect to the 910 Shares beneficially owned by Y. Lee.

Work-In-Process: any and all of the Company’s work-in-process and unbilled accounts receivable as of the Closing Date, including to the extent shown on the face of the Final Closing Balance Sheet (rather than the notes thereto).